Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered

Debtors.

QUARTERLY FINANCIAL REPORT

AS OF APRIL 2, 2015

BALANCE SHEETS, MANAGEMENT’S DISCUSSION AND ANALYSIS,

ACCOMPANYING SCHEDULES,

POST-SEVENTH DISTRIBUTION CASH FLOW ESTIMATES AND

RESPONSES TO QUESTIONS SUBMITTED

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO, CHIEF FINANCIAL OFFICER 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o JACQUELINE MARCUS, GARRETT A. FAIL 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 29, 2015

Quarterly Financial Report as of April 2, 2015 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a responses (maintaining the anonymity of the questions’ origination). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as needed, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under Key Documents, Responses to Questions Submitted

Quarterly Financial Report as of April 2, 2015 (Unaudited)

I. Schedule of Debtors

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc.(“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l (“Lux Resi”)	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

Quarterly Financial Report as of April 2, 2015 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of all Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets and Management’s Discussion and Analysis (“MD&A”), Accompanying Schedules, the Cash Flow Estimates included in Section V (the “Post-D7 Cash Flow Estimates”), and Responses to Questions Submitted included in Section VI (collectively, the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors.”

The Company has prepared the Quarterly Financial Report based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), and the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Balance Sheets:

•	Reflect activities relating to the seventh Plan distribution on April 2, 2015 (“D7”) and are aligned with the reporting methodology in the Post-D7 Cash Flow Estimates.

•	Are not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Do not reflect period-end adjustments, including accruals;

•	Do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real-estate and private equity partnerships made by the Company;

•	Include certain items that remain under continuing review by the Company and may be accounted for differently in future Balance Sheets.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

The majority of the Company’s short-term investments mature by June 30, 2015.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of April 2, 2015:

	Debtors					Debtor- Controlled	Total Debtors and Debtor- Controlled
($ in millions)	LBHI	LBSF	LCPI	Other	Total	Entities	Entities
Reserves for Claims:
Disputed unsecured claims (1)	$1,882	$1,515	$16	$309	$3,722	$—	$3,722
Tax claims (2)	0	25	—	4	29	—	29
Distributions on Allowed Claims (not remitted) (3)	113	1	50	4	168	—	168
Secured, Admin, Priority Claims and Other (4)	69	15	9	9	101	—	101

Subtotal, Claims Reserves	2,064	1,556	74	326	4,021	—	4,021
Cash pledged to JPMorgan (CDA) (5)	76	—	—	—	76	—	76
Citigroup and HSBC (6)	2,033	—	—	—	2,033	—	2,033
Other (7)	180	21	6	30	237	64	301

Total	$4,354	$1,577	$81	$356	$6,367	$64	$6,431

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the seventh Plan distribution on April 2, 2015. Amounts of claim reserves at LBSF and LBCC exclude amounts invested in loans with LBHI in the amount of $530 million and $125 million, respectively (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets).

(2)	In December 2014 the Internal Revenue Service (“IRS”) filed an amended proof of claim and, as a result, LBSF’s tax reserve was reduced by $92 million to $25 million. In addition, on March 6, 2015, the Bankruptcy Court approved a stipulation permitting the release of the IRS consolidated income tax cash reserve of $390 million at LBHI. The $29 million at LBSF and LBCC represents the cash reserve for non-income tax issues.

(3)	Includes (i) approximately $69 million related to the Office of Foreign Asset Control (“OFAC”) and (ii) approximately $99 million related to other open items.

(4)	Includes (i) post-petition intercompany payables of $32 million and (ii) other administrative and other activities of $69 million.

(5)	Represents cash deposited into accounts by LBHI and pledged to JP Morgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010. The release of this cash is pending resolution of, among other items, certain clearance and derivative exposures. In March 2015, approximately $208 million was released to unrestricted cash due to the resolution and adjustment of certain contingent exposures.

(6)	Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”) ($2,007 million) and HSBC Bank PLC (“HSBC”) ($27 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties, because these institutions have asserted claims. The Company is in discussions with HSBC and commenced litigation against Citigroup regarding these deposits.

(7)	Includes: (i) $91 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $54 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (iii) $156 million of various miscellaneous items.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of April 2, 2015 by asset portfolio, and the changes in recovery values since the previously filed Balance Sheets as of December 31, 2014:

(Unaudited)		(Activity 01/01/15- 04/02/15)
	Inventory as of December 31, 2014	Transfers and	Recovery Value	Cash (3)		Inventory as of April 2, 2015
$ in millions	Total	Reclassifications (1)	Change (2)	(Receipts)	Disbursements	Total
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$47	$44	$10	$(0)	$0	$101
Lehman Commercial Paper Inc.	428	(18)	(23)	(17)	4	374

Subtotal Debtors	475	26	(13)	(17)	4	475

Debtor-Controlled	875	(22)	(8)	(191)	15	670

Total Commercial Real Estate	1,350	4	(21)	(208)	19	1,144

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	129	—	3	(57)	—	75
Lehman Brothers Special Financing Inc.	0	—	0	—	—	0
Lehman Commercial Paper Inc.	56	—	11	(1)	—	67

Subtotal Debtors	186	—	14	(58)	—	142

Debtor-Controlled	61	—	(0)	(21)	—	39

Total Loans and Residential Real Estate	246	—	14	(79)	—	181

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	9	—	(1)	(1)	—	6
Lehman Commercial Paper Inc.	39	—	(0)	(0)	—	39

Subtotal Debtors	48	—	(1)	(1)	—	45

Debtor-Controlled	1,683	5	346	(94)	0	1,940

Total Private Equity / Principal Investments	1,731	5	345	(95)	0	1,985

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	343	—	80	(127)	—	295
Lehman Brothers Commodity Services Inc.	0	—	—	—	—	0
Lehman Brothers Commercial Corp.	1	—	3	—	—	4
Other Debtors	39	—	8	(5)	—	42

Subtotal Debtors	383	—	90	(132)	—	341

Debtor-Controlled	1	—	(0)	—	—	1

Total Derivative Receivables and Related Assets	384	—	90	(132)	—	342

Totals	$3,711	$9	$428	$(515)	$19	$3,653

(1)	Represents reclassifications of amounts in escrow on asset sales and accruals for litigation related activities previously recorded in “Receivables from Controlled Affiliates and other assets” and “Payables to Controlled Affiliates and other liabilities”, respectively.

(2)	Represents adjustments to recovery values based on changes in market prices, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.

(3)	Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash receipts and disbursements related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value and third party analyses.

As of April 2, 2015, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $1,144 million, a $206 million decrease as compared to the Company’s estimates as of December 31, 2014. This reduction was driven largely by monetization activities, and a decrease in estimated recovery values, primarily related to European assets.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, residential whole loans, residential mortgage-backed securities, recoveries on claims, securitized loans, and real estate owned properties.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows, to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions. Valuations for recoveries on claims are based on historical settlements of similar claims, internal counterparty analyses, and management’s judgment.

Potential litigation recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements are excluded from recovery values, as litigation outcomes are highly uncertain and contingent upon various legal factors outside of the Company’s control.

As of April 2, 2015, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at approximately $181 million, a $65 million decrease as compared to the Company’s estimates as of December 31, 2014. This reduction was primarily due to cash collections of $60 million from the paydown of Broadhollow Funding Subordinated Notes.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests (“GP/LP positions”) in investment fund vehicles (including private equity) and in related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Private Equity / Principal Investments (continued)

As of April 2, 2015, the Company estimated the aggregate recovery value for the Private Equity / Principal Investments portfolio at $1,985 million, a $254 million increase as compared to the Company’s estimates as of December 31, 2014. This increase was driven largely by changes in estimated recovery values, partially offset by monetization activities.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and Derivatives liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivatives assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amount; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivatives claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivatives claims recorded by LBSF include: (i) JPM claims transferred to LBHI pursuant to the CDA (see Note 6 for further detail), and (ii) LBSF’s obligations under the RACERS swaps.

The Company continues to review amounts recorded for Derivatives assets and liabilities. As the Company obtains further clarity on ultimate recovery values and/or claim amounts, including the results of negotiations with third parties and litigation settlements, the Company may record adjustments, which may be material, in future balance sheets.

As of April 2, 2015, the Company estimated the aggregate remaining recovery values for Derivatives assets at $342 million, a $42 million reduction as compared to the Company’s estimates as of December 31, 2014. This reduction was driven by approximately $132 million of collections from mediations and other settlements related to special purpose vehicles and with various other counterparties, offset by a net increase in estimated recovery values, primarily driven by settlements on certain Affirmative Litigations previously excluded.

As of April 2, 2015, the Company estimated aggregate Derivatives liabilities, before any distributions, at $25.1 billion.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Hedging Programs

The Company conducts hedging programs to protect (i) against the loss of value of a portion of certain foreign affiliate receivables, real estate assets, and derivatives due to fluctuations in foreign exchange rates, and (ii) the value of certain derivatives transactions that have not been terminated by counterparties. As of April 2, 2015, the Company’s currency hedging program included hedges against movements in the Euro, British pound, and Swiss franc, primarily related to certain foreign currency exposures in Receivables from Non-Controlled Affiliates. Total notional amounts hedged related to Receivables from Non-Controlled Affiliates were approximately €1,031 million, £887 million, and CHF 300 million.

As of April 2, 2015, the cash posted as collateral, net of gain or losses on hedging positions, for Derivatives hedging activities of approximately $27 million and the Company’s foreign currency hedging program of $163 million is reflected on the Company’s Balance Sheets in “Derivatives Receivables and Related Assets” and “Receivables from Controlled Affiliates and Other Assets,” respectively.

Note 6 – Subrogated Receivables from Affiliates and Third Parties

JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement effective March 31, 2010, which provided for, among other items:

•	Provisional settlement of JPM’s claims against the Debtors; and

•	LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Debtor-Controlled Entities and Non-Controlled Affiliates.

In accordance with the LBI Settlement Agreement, which was effective June 2013 between LBHI and certain other Debtors and Debtor-Controlled Entities and LBI, LBI waived any rights to any proceeds from the collateral held by JPM that was transferred to LBHI.

As of April 2, 2015, the “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.0 billion primarily consisted of receivables from LBSF of $1.6 billion, LBCC of $125 million, Lehman Brothers Holdings Japan Inc. of $60 million, Lehman Brothers Finance S.A. of $43 million, Real Estate Private Equity Inc. of $19 million, and other Affiliates of approximately $110 million.

The ultimate recovery by LBHI on its subrogated receivables will be determined by a number of factors, including (i) the resolution of the derivatives claim JPM asserted against LBSF, LBCC and LBHI, and (ii) the resolution of other litigation matters with JPM. Consequently, LBHI’s ultimate recoveries may be materially less than the $2.0 billion of subrogated receivables recorded on the Balance Sheets herein.

.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Other Assets includes: (i) $2.7 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Controlled Affiliates and Other Liabilities and (ii) $406 million of other assets.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of April 2, 2015:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$300	$—	$—	$300	$—	$300
Secured Notes (2)	—	—	530	935	1,465	—	1,465
PIK Notes (3)	6	—	6	52	65	—	65
Fundings and other activites (4)	232	41	3	147	423	462	885

Receivables from Controlled Affiliates	238	341	540	1,134	2,252	462	2,714

Receivable from Fenway (5)	98	—	—	—	98	—	98
Affiliate Claims (6)	84	2	31	1	118	—	118
Collateral Posted on Hedges	157	6	—	—	163	—	163
Other	3	1	(0)	1	5	21	27

Total Other Assets	341	9	31	3	385	21	406

Total Receivables from Controlled Affiliates and Other Assets	$579	$350	$571	$1,136	$2,636	$483	$3,120

(1)	Represents Private Equity/Principal Investment assets encumbered by LB I Group Inc. for the benefit of LCPI.

(2)	Includes (i) loans from LOTC of $605 million, LBDP of $100 million, and LBCC of $35 million to LBHI, secured by certain LBHI assets; (ii) loans from LBFP to LCPI and LBSF of $50 million and $20 million, respectively, secured by LCPI and LBSF assets, respectively; and (iii) investments of $530 million and $125 million of LBSF’s and LBCC’s cash reserves for disputed claims, respectively, in secured notes issued by LBHI.

(3)	Represents the remaining portions of the PIK Notes, net of distributions through April 2, 2015, issued by Lehman ALI Inc. (“ALI”) to LOTC, LBSF, and LBHI.

(4)	Includes (i) $177 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; (ii) $218 million related to promissory notes issued by LBHI to certain Debtor-Controlled Entities, of which LBHI is the ultimate economic beneficiary; (iii) $164 million related to amounts deposited at LBHI by certain Debtors related to their portion of the reserve allocation agreement for disputed claims against the Debtors; (iv) $169 million of cash collections at LCPI for the benefit of certain Debtor-Controlled Entities, of which LCPI is the ultimate economic beneficiary; and (v) $55 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

(5)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $133 million of payments received by LBHI as a result of Plan distributions.

(6)	Represents affiliate claims acquired through settlements with third parties at estimated recovery values, net of distributions.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 7 – Receivables from Controlled Affiliates and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated among legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)	Costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among legal entities based on a combination of outstanding unresolved claims, pro rata ownership of inventory, and net cash receipts.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 8 – Investments in Affiliates

Investments in Affiliates are recorded in the Balance Sheets at book values, and investments in Debtors and Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora established an accrual for loss contingencies as it has become probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. Under certain covenants, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability, plus $25 million, under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the respective closing date.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down, litigation and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets. Refer to the Post-D7 Cash Flow Estimates for aggregate estimated recoveries on Due from Affiliates balances.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors

The table below presents the Due from/to Controlled Affiliates balances as of April 2, 2015 and the related activity since the previously filed Balance Sheets as of December 31, 2014:

		Activity 1/1/15 - 4/2/15
$ in millions	As of December 31, 2014	Cash Receipts (1)	Cash Distributions (2)	Claim Assignments (3)	Plan Related Adjustments	PPI / Debt Forgiveness (4)	As of April 2, 2015
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$32,411	$(1,466)	$—	$(191)	$(2)	$(56)	$30,695
Lehman Commercial Paper Inc.	5,272	(238)	—	—	(0)	74	5,108
Lehman Brothers Special Financing Inc.	493	(49)	—	—	(6)	25	463
Other Debtors	765	(27)	—	—	(4)	0	734

Subtotal Debtors	38,941	(1,780)	—	(191)	(12)	43	37,000

Debtor-Controlled	4,975	(166)	—	(62)	(9)	9	4,747

Total	$43,916	$(1,946)	$—	$(253)	$(21)	$52	$41,747

Due To Controlled (5)
Debtors:
Lehman Brothers Holdings Inc.	$5,102	$—	$(173)	$(62)	$—	$(2)	$4,864
Lehman Commercial Paper Inc.	5,090	—	(469)	—	(20)	(0)	4,601
Lehman Brothers Special Financing Inc.	10,586	—	(206)	—	(1)	0	10,379
Other Debtors	885	—	(107)	—	—	140	918

Subtotal Debtors	21,663	—	(956)	(62)	(21)	138	20,762

Debtor-Controlled	14,680	—	(660)	(191)	—	(86)	13,743

Total	$36,343	$—	$(1,616)	$(253)	$(21)	$52	$34,505

(1)	Includes cash receipts, net of Plan Adjustments, related to D7.

(2)	Includes distributions on allowed claims related to D7 from Debtors and partial repayments on intercompany balances by Debtor-Controlled Entities to Debtors.

(3)	Includes (i) claims assigned by Debtor-Controlled Entities to LBHI to satisfy the Debtor-Controlled Entities’ obligations to LBHI, and (ii) allowed claims previously held by Debtor-Controlled Entities assigned to LBHI during the period.

(4)	Includes (i) an estimate for post-petition interest on allowed claims against LBCC of approximately $140 million, and (ii) debt forgiveness resulting from dissolution of Debtor Controlled-Entities. An estimate for post-petition interest at LOTC has not been recorded (refer to Note 12 – Liabilities Subject to Compromise).

(5)	“Due to Controlled Affiliates” balances are reflected in Liabilities Subject to Compromise on the April 2, 2015 Balance Sheets.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The following table presents a summary of Due from/to Controlled Affiliates by counterparty as of April 2, 2015:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors

$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$89	$(9,993)	$35	$(4,103)	$206	$(388)	$329	$(14,484)
LB Special Financing Inc	9,993	(89)	—	—	73	(284)	281	(25)	10,347	(398)
Lehman Commercial Paper Inc	4,103	(35)	284	(73)	—	—	180	(359)	4,568	(467)
LB Commodity Services Inc	113	(41)	—	(262)	—	(2)	—	(0)	113	(305)
LB Commercial Corporation	30	(16)	25	—	74	—	0	—	129	(16)
Structured Asset Securities Corp	231	—	0	—	—	(172)	—	—	231	(172)
Merit, LLC	—	(15)	—	(13)	198	—	—	—	198	(29)
LB OTC Derivatives Inc	0	—	0	—	—	—	—	—	0	—
Other Debtors	14	(134)	0	(5)	86	(7)	0	(0)	100	(146)
RACERS Claims (1)	1,097	—	—	—	—	—	—	—	1,097	—

Total Debtors	15,581	(329)	398	(10,347)	467	(4,568)	$667	$(772)	$17,113	$(16,015)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,566)	—	(0)	2,672	—	0	—	2,672	(2,566)
LB Pass-Through Securities Inc	177	—	—	—	94	—	—	—	271	—
LCPI Properties Inc	0	(528)	—	—	—	(0)	—	(0)	0	(528)
Ribco spc, Inc	22	—	24	—	—	—	—	—	46	—
Ribco LLC	—	(194)	1	—	—	—	—	—	1	(194)
LB I Group Inc:									—	—
LB I Group Inc (PCO)	2,195	(6)	9	—	62	(1)	(0)	—	2,266	(7)
LB Offshore Partners Ltd	387	—	—	(0)	1	—	(0)	—	388	(0)
DL Mortgage Corp	—	(196)	0	—	777	—	—	—	777	(196)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	898	(15)	—	(2)	—	—	—	(86)	898	(103)
Stockholm Investments Limited	—	(122)	—	(0)	—	—	—	—	—	(122)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	220	(13)	—	—	—	—	—	—	220	(13)

Other:
Pami Ali LLC	1,822	(68)	1	—	850	(3)	—	(48)	2,673	(119)
Luxembourg Finance Sarl	844	—	28	—	—	—	67	—	939	—
Real Estate Private Equity Inc	586	—	—	—	—	—	—	—	586	—
L.B.A. YK	290	—	—	—	—	—	—	—	290	—
LB Delta Funding Limited	—	—	—	—	—	—	—	—	—	—
LBHK Funding (Cayman) No.4	185	—	—	—	—	—	—	—	185	—
REPE LBREP II LLC	—	—	—	—	—	—	—	—	—	—
Lehman Brothers Global Services Inc.	74	—	—	(0)	—	(0)	—	(0)	74	(0)
LB Private Equity Advisers LLC	—	(92)	—	(0)	—	—	—	0	—	(92)
Lehman Investment Inc	—	(102)	—	(28)	151	—	—	—	151	(130)
Other	1,269	(633)	2	(1)	35	(30)	(0)	(11)	1,305	(675)
LB Re Financing No.1 Limited	6,145	—	—	—	—	—	—	—	6,145	—

Total Debtor-Controlled Entities	$15,114	$(4,536)	$65	$(32)	$4,641	$(33)	$67	$(146)	$19,888	$(4,747)

	$30,695	$(4,864)	$463	$(10,379)	$5,108	$(4,601)	$734	$(918)	$37,000	$(20,762)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The table below presents the Due from/to Non-Controlled Affiliates balances as of April 2, 2015 and the related activity since the previously filed Balance Sheets as of December 31, 2014:

		Activity 1/1/15 - 4/2/15
$ in millions	As of December 31, 2014	Cash Receipts (1)	Cash Distributions (2)	Claim Assignments (3)	Plan Related Adjustments	Other (4)	As of April 2, 2015
Due From Non-Controlled (5)
Debtors:
Lehman Brothers Holdings Inc.	$26,814	$(2,570)	$—	$127	$—	$(1,074)	$23,297
Lehman Commercial Paper Inc.	174	(20)	—	—	—	(7)	147
Lehman Brothers Special Financing Inc.	1,379	(27)	—	—	—	(27)	1,325
Other Debtors	1,108	(219)	—	—	—	(291)	597

Subtotal Debtors	29,475	(2,836)	—	127	—	(1,400)	25,366

Debtor-Controlled	3,604	(126)	—	(880)	—	(86)	2,512

Total	$33,078	$(2,962)	$—	$(752)	$—	$(1,486)	$27,878

Due To Non-Controlled (6)
Debtors:
Lehman Brothers Holdings Inc.	$46,192	$—	$(1,619)	$—	$—	$8	$44,581
Lehman Commercial Paper Inc.	834	—	(67)	—	(14)	(0)	753
Lehman Brothers Special Financing Inc.	1,097	—	(18)	—	(1)	0	1,078
Other Debtors	77	—	(1)	—	—	24	100

Subtotal Debtors	48,200	—	(1,704)	—	(15)	31	46,512

Debtor-Controlled	1,603	—	(186)	(737)	—	(39)	640

Total	$49,803	$—	$(1,890)	$(737)	$(15)	$(8)	$47,152

(1)	Between January 1, 2015 and April 2, 2015, the Company collected approximately $2,962 million from:

$ in millions	LBHI	LBSF	LCPI	Other Debtors	Debtor- Controlled Entities	Total
Lehman Brothers Inc. (i)	$635	$—	$7	$130	$71	$842
Lehman Brothers Asia Holdings Ltd	409	—	—	9	34	452
Lehman Brothers Finance S.A.	434	—	—	—	—	434
Lehman Brothers Commercial Corp. Asia Ltd	270	1	—	9	1	281
Lehman Brothers Securities Asia Ltd	260	—	—	—	—	260
LB UK Financing Ltd	225	—	—	—	—	225
Lehman Brothers Bankhaus A.G.	61	—	—	58	2	121
Lehman Brothers Treasury Co. B.V. (ii)	77	24	—	1	—	102
Lehman Brothers Securities N.V. (ii)	101	—	—	—	—	101
Lehman Brothers Asia Capital Corp.	6	2	8	8	—	24
Other (iii)	93	—	5	4	18	120

	$2,570	$27	$20	$219	$126	$2,962

(i)	The Company sold $2.5 billion face amount of general unsecured claims (“GUC”) against LBI for $616 million and received distributions of $226 million.

(ii)	Pursuant to agreements with Lehman Brothers Treasury Co B.V. (“LBT”) and Lehman Brothers Securities N.V. (“LBSN”), LBHI deducted and withheld amounts from its D7 (“Withheld Distributions”) to offset amounts due to LBHI, LBSF and LBCS. The Withheld Distributions were then distributed to LBSF, LBCS and LBHI for inclusion in their respective D7.

(iii)	Other primarily includes distributions of (a) $51 million from Lehman Brothers Equity Finance to LBHI, (b) $22 million from Lehman Brothers Investments PTE to LBHI, and (c) $13 million from LB UK RE Holdings Ltd to 314 Commonwealth Ave. Inc.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

(2)	Cash Distributions includes payments on allowed claims held by Non-Controlled Affiliates for D7.

(3)	The Claim Assignments primarily include the following transactions:

(i)	A Deed of Novation was entered into by Debtor-Controlled Entities (i.e. The Ballybunion Partnership and LBO Funding (Cayman) Limited) and LBQ Hong Kong Funding Limited (“LBQ”), a Non-Controlled Affiliate, to facilitate the wind-down and to accelerate future cash flows. The Deed involved releasing LBQ of its obligation to Ballybunion Partnership by reassigning LBQ’s receivable from LBO Funding (Cayman) Limited to the Ballybunion Partnership. The Deed of Novation was approved by the Hong Kong Courts.

(ii)	In connection with its dissolution, LB Delta (Cayman) No. 1 Limited distributed its claim against LBAH of $145 million, net of distributions, to its parent company LB Delta Funding Limited, which then assigned this claim to LBHI in satisfaction of its obligations to LBHI.

(4)	As described in footnote (1) above, the Company sold $2.5 billion of GUC against LBI and as a result, the Company recorded a loss of approximately $1,459 million related to the difference between the sale proceeds and historical balance on the books at the time of the sale.

(5)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate as a result of changes in foreign exchange rates.

(6)	“Due to Non-Controlled” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The following table presents a summary, as of April 2, 2015, of Due from/to Non-Controlled Affiliates for LBHI, LBSF, LCPI and Other Debtors:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors

$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Lehman Brothers Treasury Co B.V. (1)	$2,361	$(24,921)	$737	$—	$—	$—	$118	$—	$3,216	$(24,921)
Lehman Brothers Finance S.A.	9,195	(735)	—	—	0	—	1	—	9,196	(735)
Lehman Brothers Bankhaus A.G.	14	(34)	—	(114)	—	(116)	40	—	55	(263)
Lehman Brothers Inc. (2)	1,144	—	0	—	6	—	103	(1)	1,254	(1)
LB RE Financing No.2 Limited (3)	0	(4,899)	—	—	—	—	—	—	0	(4,899)
Lehman Brothers Asia Holdings Limited	3,677	(1)	—	—	—	(0)	85	(4)	3,762	(5)
Lehman Brothers Securities NV (1)	3,124	(3,734)	—	(48)	—	—	0	(0)	3,124	(3,782)
LB Commercial Corp. Asia Limited	1,196	—	9	—	—	(1)	59	(68)	1,264	(69)
Lehman Brothers International (Europe) Inc (4)	—	(808)	—	(579)	—	—	16	—	16	(1,387)
Lehman Brothers (Luxembourg) S.A.	469	—	—	—	—	—	—	—	469	—
LB RE Financing No.3 Limited	—	—	525	—	—	—	—	—	525	—
Lehman Re Limited	—	(69)	—	(8)	—	—	—	(7)	—	(83)
LB UK RE Holdings Limited	314	—	10	—	—	(3)	0	—	324	(3)
Lehman Brothers Japan Inc.	—	(127)	—	(138)	—	—	23	—	23	(265)
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—	—	—	366	—
LB Investments PTE Ltd	267	—	—	—	—	—	—	—	267	—
Thayer Properties Limited	233	—	—	—	—	(0)	—	—	233	(0)
LB (PTG) Ltd	188	—	—	—	0	—	0	—	188	—
LB Lease & Finance No.1 Ltd	138	—	—	—	—	—	—	—	138	—
LB (Luxembourg) Equity Finance S.A	50	(60)	—	—	—	—	—	—	50	(60)
Lehman Brothers Asia Limited	—	(133)	—	—	—	(0)	—	0	—	(133)
LB Securities Asia Limited	0	(146)	—	—	—	—	0	—	0	(146)
Wood Street Investments Ltd	—	(200)	—	—	—	—	—	—	—	(200)
LB Holdings Intermediate 2 Ltd	—	(222)	—	—	—	—	—	—	—	(222)
Lehman Brothers Limited	—	(262)	—	(2)	—	(1)	0	(0)	0	(266)
LB UK Holdings Limited	—	(444)	—	—	—	—	—	—	—	(444)
LB Asia Capital Company	25	(0)	30	—	136	—	151	—	342	(0)
Eldon Street Holdings Limited	—	(464)	—	—	—	(0)	—	(0)	—	(464)
Storm Funding Ltd	—	(166)	—	(3)	—	(51)	—	—	—	(221)
Longmeade Limited	12	—	—	—	—	(64)	—	—	12	(64)
Claims held by third parties (5)	—	(6,735)	—	(32)	—	(486)	—	(0)	—	(7,253)
Other	522	(423)	16	(153)	4	(32)	0	(19)	542	(626)

Total	$23,297	$(44,581)	$1,325	$(1,078)	$147	$(753)	$597	$(100)	$25,366	$(46,512)

(1)	LBT and LBS are included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in either LBT or LBS.

(2)	As of April 2, 2015 (i) the Company has approximately $2.25 billion face amount of LBI claims and (ii) all Debtor-Controlled Entities, except for LB Bancorp, have assigned and/or distributed their LBI claims to LBHI and LCPI.

(3)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are subsequently remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); FIN1 then pays these monies to LBHI to satisfy its obligations.

(4)	LBHI and Other Debtors own allowed claims against LBIE in the aggregate face amounts of $245 million and $118 million, respectively.

(5)	“Claims held by third parties” represent claims originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, and are currently held by third parties, primarily Bankhaus and Storm Funding Ltd.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The following table presents receivables from certain Non-Controlled Affiliates, net of collections received through April 2, 2015, for LBHI, LBSF, and LCPI:

	LBHI			LBSF			LCPI
$ in millions	Gross Claims	Collections	Net Receivables	Gross Claims	Collections	Net Receivables	Gross Claims	Collections	Net Receivables
Lehman Brothers Finance S.A.	$10,166	$(971)	$9,195	$—	$—	$—	$0	$(0)	$0
Lehman Brothers Asia Holdings Limited	9,590	(5,913)	3,677	—	—	—	—	—	—
Lehman Brothers Securities N.V.	4,411	(1,287)	3,124	—	—	—	—	—	—
Lehman Brothers Treasury Co B.V.	3,275	(914)	2,361	1,023	(286)	737	—	—	—
LB Commercial Corp. Asia Limited	2,300	(1,104)	1,196	17	(8)	9	—	—	—
Lehman Brothers Inc.	1,565	(421)	1,144	—	—	—	9	(2)	6
LB UK RE Holdings Limited	650	(336)	314	20	(10)	10	—	—	—
Lehman Brothers Asia Capital Company	31	(6)	25	37	(7)	30	168	(32)	136

	$31,989	$(10,952)	$21,037	$1,096	$(312)	$785	$177	$(34)	$143

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtor-Controlled Entities

The following table presents a summary, as of April 2, 2015, of Due from/to Affiliates balances for Debtor-Controlled Entities.

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities

$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Debtors:
Lehman Brothers Holdings Inc.	$3,288	$(199)	$203	$(2,582)	$137	$(898)	$13	$(220)	$895	$(5,070)
Lehman Commercial Paper Inc.	—	(2,766)	1	(840)	—	—	—	—	32	(1,036)
Lehman Brothers Special Financing Inc.	—	(25)	0	(9)	2	—	—	—	29	(30)
LB 745 LLC	—	—	—	—	—	—	—	—	—	—
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	86	—	—	—	—	—

Total Debtors	$3,288	$(2,990)	$203	$(3,431)	$225	$(898)	$13	$(220)	$957	$(6,136)

Debtor-Controlled:
314 Commonwealth Ave Inc	$52	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	—	—	—	(52)	—	—	242	—
Repe LBREP III LLc (1)	—	—	—	—	—	—	—	—	125	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	—	—	222	—
LB I Group Inc	—	—	—	—	—	—	—	—	—	(306)
LCPI Properties Inc	—	—	—	—	—	—	—	—	—	(171)
Pami ALI LLC	171	(242)	306	—	—	—	—	—	—	(347)
Other	108	(61)	53	(8)	0	(39)	888	(731)	778	(995)

Total Debtor-Controlled Entities	$330	$(303)	$358	$(8)	$0	$(91)	$888	$(731)	$1,367	$(1,818)

Total	$3,618	$(3,293)	$561	$(3,439)	$225	$(989)	$901	$(951)	$2,324	$(7,954)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
LB UK RE Holdings Limited	—	—	—	—	472	—	58	—	—	—
Lehman Brothers Inc.	—	—	—	—	—	—	—	—	400	(14)
Lehman Brothers Holdings PLC	—	—	—	—	—	—	174	(53)	2	—
LB ODC 3	—	—	—	—	—	—	162	—	—	—
Lehman Brothers Asia Holdings Limited	1	(7)	—	(30)	—	—	13	(36)	308	(403)
Other	0	(1)	1	(2)	8	—	0	(3)	88	(90)

Total	$1	$(8)	$1	$(32)	$480	$—	$484	$(92)	$1,547	$(507)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the key documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $749 million (including $19 million of accrued interest) and $77 million (consisting of exclusively accrued interest), respectively. Accrued interest was computed through the date LBHI2 entered administration.

•	As recoveries on these receivables are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec:”), nor any additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Settlements with Non-Controlled Affiliates (continued)

Lehman Brothers Securities N.V. Wind-Down

In May 2015, the Trustees of LBSN completed its Wind-Down process and made a final distribution of cash and assets and completed its bankruptcy proceedings. The Wind-Down process consisted of the following: (i) an in-kind distribution, on a pro-rata basis, of an LBHI Class 4A Allowed Claim to holders of admitted claims into LBSN who elected to receive such Class 4A Claims, and (ii) distributions to its creditors from the sale of LBSN’s remaining claims against LBHI, LBSF, LBIE, LBCC and LBEL.

Pursuant to the above, LBHI (which elected to receive an in-kind distribution) received an LBHI Class 4A claim in the gross amount of $4.73 billion and the pro-rata proceeds from the sale of LBSN’s remaining assets of approximately $47 million. The impact of the in-kind distribution and cash distributions have not been reflected in the April 2, 2015 Balance Sheets and will be reflected in future Balance Sheets.

Bankhaus Creditors’ Settlement

On November 25, 2014, at the Bankhaus Creditors Assembly Meeting, 99.5% of the Bankhaus creditors agreed to the Harmonizing Resolution, as follows:

Pursuant to bilateral agreements with LBHI, various Bankhaus creditors consented to, among other things, the resolution of the conflicting insolvency law issues, in particular section 44a of the German Insolvency Code, regarding the treatment of allowed claims in the Bankhaus insolvency proceedings and agreed to assign to LBHI their direct claims against Bankhaus after their claims have been satisfied in full through the combination of distributions from Bankhaus on their direct claims and distributions from LBHI on their guarantee claims. LBHI agreed on the allowance of counterparties’ guarantees against LBHI.

As of May 31, 2015, LBHI entered into bi-lateral agreements with counterparties holding $11.5 billion in guarantee claims allowed against LBHI and €9.8 billion in direct claims against LB Bankhaus. Prior to April 2, 2015, Bundesbank’s direct claim against Bankhaus was deemed satisfied in full through the combination of the direct claims against Bankhaus and the LBHI guarantee claim. The direct claim was subsequently assigned to LBHI.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Other Liabilities includes: (i) $2.7 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Controlled Affiliates and Other Assets and (ii) $455 million of other liabilities.

The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of April 2, 2015:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$300	$300
Secured Notes (2)	1,395	50	20	—	1,465	—	1,465
PIK Notes (3)	—	—	—	—	—	65	65
Fundings and other activites (4)	427	238	12	10	686	198	885

Payables to Controlled Affiliates	1,822	288	32	10	2,151	563	2,714

Distributions on Allowed Claims (not remitted)	113	50	1	3	168	—	168
Misdirected wires	54	—	—	—	54	—	54
Other	25	20	20	6	70	163	233

Total Other Liabilities	192	70	21	9	292	163	455

Total Payables to Controlled Affiliates and other liabilities	$2,014	$357	$53	$19	$2,443	$726	$3,169

Refer to Note 7—Receivables from Controlled Affiliates and Other Assets for footnote explanations.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 11 – Taxes Payable

As of April 2, 2015, the Company has recorded an estimated $395 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Taxes payable is net of any refund claims, deposits and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Federal Taxes

As shown on LBHI Form 10-K filings, of the $4.6 billion of cash taxes paid during the periods 2003-2007, approximately $1.0 billion was disbursed to the IRS. This $1.0 billion included (i) approximately $650 million related to prior audit periods (1993-2000), certain non-refundable taxes, and other items, and (ii) approximately $350 million of regular tax liability for the year 2006.

Of the $1.0 billion disbursed to the IRS, $520 million has been applied to various tax settlements leaving approximately $480 million on deposit at the IRS (as per the IRS’ amended proofs of claim filed December 31, 2014 (Docket No. 47684). This $480 million is composed of:

(i)	$312 million excess payments, net of adjustments, related to income tax year 2006,

(ii)	$126 million of refunds related to taxes and penalties, excluding interest, for settled issues during the period 1997-2000 (Motion No. 9019 – March 20, 2010), and

(iii)	$31 million related to foreign tax credit carrybacks for the year 2001.

Amended Proofs of Claim

The IRS filed interim amended proofs of claim on December 10, 2013 (Docket No. 41450) and December 31, 2014 (Docket No. 47684) (together, the “Amended POC”) asserting an aggregate $419 million for taxes, penalties and interest due for the years 2001-2007. This $419 million includes:

(i)	$240 million of resolved income tax issues, estimated interest charges, estimated net impact of the five year NOL carryback, and the stock loan penalty,

(ii)	$150 million related to the unresolved Stock Loan litigation matter, and

(iii)	$29 million of resolved non-income tax issues.

The Amended POC does not reflect the interim Stock Loan settlement in May 2014, which abated the Stock Loan penalty of $64 million.

Audit Periods 2008-2010

The IRS is currently auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Estimated amounts due to the IRS are reflected in the estimated taxes payable.

Right of Set-Off

The IRS has asserted its right of set-off against the $480 million remaining on deposit, as described above, for the $419 million in the Amended POC and may also assert a right of set-off related to audit periods 2008-2010 and subsequent.

Debtor Allocation Agreement

In accordance with the DAA, which become effective on the Effective Date, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the Debtors and Debtor-Controlled Entities (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 12 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of April 2, 2015 by claim category, and the changes in estimates since the previously filed Balance Sheets as of December 31, 2014:

($ billions)		Period Ending April 2, 2015			April 2, 2015 Claims Balance
Claim Category	December 31, 2014 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	April 2, 2015 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	25.7	0.3	(0.8)	25.1	0.0	0.0	22.5	2.5
Other	14.4	0.0	(0.5)	13.9	6.6	6.7	0.1	0.5

Total Direct Claims	139.3	0.3	(1.3)	138.3	105.1	6.8	22.6	3.8

Affiliate Claims Direct	107.7	0.0	0.1	107.8	58.8	23.1	20.6	5.3
Affiliate Guarantee Claims	12.7	(0.0)	0.0	12.7	12.7	—	—	—
Third Party Guarantee Claims	77.3	0.5	(8.1)	69.6	69.6	—	—	—

Total Liabilities Subject to Compromise	337.0	0.8	(9.3)	328.4	246.3	29.8	43.2	9.1

Taxes Payable	(0.0)	—	0.3	0.3	0.5	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$339.0	$0.8	$(9.0)	$330.8	$248.8	$29.9	$43.0	$9.1

Allowed Claims	$317.1	$0.8	$—	$317.9	$239.5	$29.8	$40.2	$8.3
Estimated Unresolved Claims to be Allowed	21.9	—	(9.0)	12.9	9.3	0.0	2.8	0.8

Total Claims	$339.0	$0.8	$(9.0)	$330.8	$248.8	$29.9	$43.0	$9.1

Less : Claims Distributions and other reductions (1)				(111.2)	(65.0)	(22.8)	(16.3)	(7.2)

Net Claim Liability at April 2, 2015				$219.5	$183.8	$7.1	$26.7	$1.9

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of Affiliate claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

As of April 2, 2015, Liabilities Subject to Compromise were estimated at approximately $217 billion, net of distributions and other reductions.

Through April 2, 2015, the Debtors have allowed approximately $317.9 billion in claims, and have unresolved filed claims of approximately $68.3 billion estimated to be allowed at $12.9 billion (including $451 million of post-petition interest recorded at LOTC and LBCC). The Estimated Unresolved Claims to be Allowed decreased $9.0 billion as compared to December 31, 2014. This decrease was primarily driven by reductions in the Company’s estimates in Third Party Guarantee Claims for creditors with primary claims against LBIE of $6.9 billion. In addition, approximately $800 million of claims were allowed during the period.

On June 30, 2015, the Bankruptcy Court extended the period within which the Plan Administrator may file objections to or motions to estimate the remaining asserted claims for an additional 18 months to March 6, 2017.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Seventh Plan Distribution

On April 2, 2015, the Debtors made their seventh Plan distribution to creditors. The Company distributed to creditors approximately $7.6 billion, of which, approximately 6.3 billion was distributed on account of third party creditors.

Distributions through April 2, 2015

The Debtors have made distributions through April 2, 2015 to creditors totaling $99.6 billion, of which $72.4 billion were payments on account of third party claims.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim. As of April 2, 2015, the Company has recorded an estimate for post-petition interest on the Balance Sheets of LOTC and LBCC of $220 million and $231 million, respectively.

The $220 million estimate at LOTC consists of an estimate for post-petition interest on third party claims and excludes an estimate for post-petition interest on affiliates claims and claims assigned to LBHI from the LBF Settlement in March 2013 [refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information]. LOTC has not recorded an estimate for post-petition interest payable to Debtor-Controlled Entities as effectively, all remaining cash at LOTC (after all allowed claims have been satisfied in full) flows to LBHI in the form of payment on post-petition interest and/or an equity distribution.

The $231 million at LBCC represents an estimate for post-petition interest for both third party and affiliate claims (after all allowed claims have been satisfied in full). This amount is based on the Post-D7 Cash Flow Estimates and includes amounts that will be paid related to Plan Adjustments.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 13 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Federal Home Loan Bank of New York (FHLB-NY)

On May 13, 2015, LBHI, in its capacity as Plan Administrator on behalf of LBSF, filed an adversary proceeding complaint in the Bankruptcy Court against FHLB-NY. The complaint seeks to recover $150 million, plus interest, along with disallowance of FHLB-NY’s claims against LBHI and LBSF, each filed for $65 million. The complaint asserts claims for breach of the Master ISDA Agreement between the parties on account of FHLB-NY’s failure to value its terminated derivative trades with LBSF as of their Early Termination Date, as well as a breach of the implied covenant of good faith and fair dealing. In addition, LBHI asserts that FHLB-NY violated Section 562 of the Bankruptcy Code, again by not valuing its terminated derivative trades as of the Early Termination Date that FHLB-NY selected.

Previous litigation actions with significant updates since December 31, 2014

SPV Avoidance Actions

Among the actions filed by LBSF was a defendants class action entitled LBSF v. Bank of America National Association et al, in which various indenture trustees and noteholders were named, the latter as representatives of a class of noteholders who received distributions from the relevant trusts (the “Distributed Deals action”). On July 14, 2014 the Bankruptcy Court entered an Order in the Distributed Deals action lifting the stay in that action and providing for the action to proceed in specific phases. The July 14 Order directed that Phase I of the action is to be devoted exclusively to the motion for class certification, followed by Phase II, which is to encompass motions to dismiss pursuant to FRCP 12(b) and/or the filing of answers to the Complaint. Merits discovery, dispositive motions and trial are to take place during Phase III, as directed by the July 14 Order. On October 27, 2014 LBSF filed its Motion to Certify Defendant Class in the Distributed Deals action; the defendants filed their opposition to LBSF’s motion on January 30, 2015 and LBSF filed its Reply Brief on March 31, 2015. On December 17, 2014 a group of named Defendants (the “Ad Hoc Group”) filed a Motion to Withdraw the Reference to the Bankruptcy Court. LBSF filed its Opposition to the Motion on February 3, 2015 and the Ad Hoc Group filed their Reply Brief on February 20, 2015. The Motion to Withdraw was argued before the US District Court for the Southern District of NY on May 4, 2015, and on June 5, 2015 the US District Court denied the motion in its entirety. At a status conference on July 7, 2015, Judge Chapman advised the parties that she was going to put aside temporarily the class certification motion, and she directed counsel to meet and confer in an effort to create a case management protocol that would allow the merits of the case to be adjudicated without the need of class certification. Another status conference has been set for July 24, 2015. Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure.

Intel Litigation

On January 20, 2015, both LBSF and Intel filed Motions for Summary Judgment. Opposing briefs were filed by both parties on February 23, 2015, and reply briefs were filed on March 16, 2015. Oral arguments on the Motions for Summary Judgement are scheduled for July 28, 2015. Refer to the filed Balance Sheets as of December 31, 2014 for previous disclosure.

LBIE Sub-debt Waterfall Application

On May 14, 2015, the Court of Appeal in London gave judgement in the Waterfall I Appeal. The Court upheld the ruling from 2014 that in event of a surplus after all unsecured creditors have received 100 percent of their GBP-denominated claim, currency conversion claims must be paid after statutory interest is paid and before a distribution to subordinated debt holders. Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure.

Federal Tax Litigation – stock loan

On May 8, 2015, LBHI received an adverse decision from the Second Circuit regarding the stock loan litigation. The Company filed a Notice of Appeal with the Second Circuit on July 6, 2015. Refer to the filed Balance Sheets as of December 31, 2013 and October 2, 2014 for previous disclosure

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Previous litigation actions with no significant updates since December 31, 2014

•	Republic of Italy - Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure

•	Credit Suisse Group AG - Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure

•	Massachusetts Department of Transportation - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	LCOR Alexandria LLC and PTO Holdings LLC - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Michigan State Housing Development Authority Litigation - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Ballyrock Litigation - Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure

•	Citigroup Litigation - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Merrill Lynch Capital Services - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Mortgage Sellers - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	RMBS Trustees - Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure

•	LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”) - Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure

•	LMA Avoidance Actions Litigation - Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Note 14 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 2, 2015

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$107	$18	$0	$7	$12	$141	$46	$20	$1	$45	$397	$488	$885
Cash and short-term investments pledged or restricted	4,354	1,577	98	84	29	0	3	81	1	141	6,367	64	6,431
Financial instruments and other inventory positions:
Commercial Real Estate	101	0	—	—	—	—	—	374	—	—	475	670	1,145
Loans and Residential Real Estate	75	0	—	—	—	—	—	66	—	—	142	39	181
Principal investments	6	—	—	—	—	—	—	39	—	—	45	1,940	1,985
Derivative Receivables and Related Assets	—	295	0	4	0	—	—	0	—	42	341	1	342

Total Financial instruments and other inventory positions	182	295	0	4	0	—	—	479	—	42	1,003	2,650	3,653
Subrogated Receivables from Affiliates and Third Parties	1,994	—	—	—	—	—	—	—	—	—	1,994	—	1,994
Receivables from Controlled Affiliates and other assets	580	571	19	182	681	94	124	350	0	36	2,638	483	3,121
Investments in Affiliates	(26,737)	222	—	—	—	—	—	583	—	(189)	(26,121)	(22,677)	(48,798)
Due from Affiliates:
Controlled Affiliates	30,695	463	305	16	—	—	1	5,108	0	412	37,000	4,747	41,747
Non-Controlled Affiliates	23,297	1,325	193	375	10	0	0	147	—	20	25,366	2,512	27,878

Total Due from Affiliates	53,992	1,788	498	391	10	0	1	5,254	0	432	62,366	7,259	69,625

Total Assets	$34,474	$4,471	$616	$669	$731	$235	$174	$6,767	$2	$506	$48,644	$(11,732)	$36,912

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$2,012	$53	$1	$3	$5	$3	$0	$357	$0	$7	$2,441	$726	$3,168
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	0	—	—	0	13,743	13,743
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	640	640

Total Due to Affiliates	—	—	—	—	—	—	—	0	—	—	0	14,383	14,383
Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	451	(188)	(22)	(6)	37	(13)	1	25	—	(2)	283	111	394
Liabilities Subject to Compromise	181,298	26,917	415	333	231	0	4	7,073	173	791	217,236	0	217,237

Total Liabilities	185,797	26,782	394	330	274	(9)	5	7,455	173	796	221,996	15,221	237,217
Stockholders’ Equity	(151,323)	(22,312)	222	339	458	244	168	(687)	(171)	(290)	(173,353)	(26,953)	(200,305)

Total Liabilities and Stockholders’ Equity	$34,474	$4,471	$616	$669	$731	$235	$174	$6,767	$2	$506	$48,644	$(11,732)	$36,912

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 32.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 33.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 2, 2015 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$33	$—	$—	$—	$0	$(0)	$0	$—	$(0)	$12	$—	$—	$0	$0	$45
Cash and short-term investments pledged or restricted	0	0	0	0	134	0	2	—	—	2	—	—	—	2	141
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	42	42

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	42	42
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	14	7	0	1	6	4	—	4	0	—	—	0	—	—	36
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Controlled Affiliates	143	—	0	0	172	—	67	—	—	1	—	—	—	29	412
Non-Controlled Affiliates	3	—	—	—	0	1	—	—	—	—	—	—	—	16	20

Total Due from Affiliates	146	—	0	0	172	1	67	—	—	1	—	—	—	45	432

Total Assets	$192	$7	$0	$1	$312	$4	$(120)	$4	$0	$16	$—	$0	$0	$88	$506

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$—	$—	$—	$—	$1	$1	$1	$0	$0	$0	$0	$1	$3	$7
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	(2)	—	—	—	(0)	(0)	—	—	—	—	(2)
Liabilities Subject to Compromise	—	3	5	4	451	2	—	2	32	5	7	10	—	270	791

Total Liabilities	0	3	5	4	449	3	1	2	32	5	8	10	1	273	796
Stockholders’ Equity	192	4	(4)	(3)	(137)	1	(122)	2	(31)	10	(8)	(10)	(1)	(185)	(290)

Total Liabilities and Stockholders’ Equity	$192	$7	$0	$1	$312	$4	$(120)	$4	$0	$16	$—	$0	$0	$88	$506

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and NON DEBTOR ENTITIES

Balance Sheets As of April 2, 2015 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$51	$32	$16	$186	$1	$0	$5	$13	$1	$182	$—	$488
Cash and short-term investments pledged or restricted	1	10	0	2	4	—	—	10	—	37	—	64
Financial instruments and other inventory positions:
Commercial Real Estate	46	254	0	—	305	(0)	0	34	—	31	—	670
Loans and Residential Real Estate	38	0	1	0	—	—	—	—	—	0	—	39
Principal investments	1	—	1,112	—	—	—	(0)	2	—	825	—	1,940
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	85	254	1,113	0	305	(0)	0	37	—	858	—	2,650
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	197	2	34	56	1	1	57	19	—	265	(148)	483
Investments in Affiliates	(27,214)	1	0	10	—	(86)	216	(216)	—	(123)	4,736	(22,677)
Due from Affiliates:
Controlled Affiliates	3,618	0	561	—	—	225	901	709	—	1,616	(2,883)	4,747
Non-Controlled Affiliates	1	0	1	401	—	480	484	32	749	365	—	2,512

Total Due from Affiliates	3,619	0	562	401	—	705	1,385	740	749	1,980	(2,883)	7,259

Total Assets	$(23,261)	$299	$1,725	$655	$310	$620	$1,663	$603	$750	$3,198	$1,705	$(11,732)

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$72	$11	$306	$73	$2	$0	$15	$104	$—	$293	$(149)	$726
Due to Affiliates:
Controlled Affiliates	3,293	—	3,439	71	—	989	951	3,442	939	3,502	(2,883)	13,743
Non-Controlled Affiliates	8	—	32	14	—	—	92	8	—	484	—	640

Total Due to Affiliates	3,301	—	3,471	86	—	989	1,043	3,450	939	3,986	(2,883)	14,383
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	85	—	5	—	—	10	(18)	27	—	1	—	111
Liabilities Subject to Compromise	—	—	—	—	—	—	—	0	—	0	—	0

Total Liabilities	3,458	11	3,783	158	2	999	1,041	3,582	939	4,280	(3,032)	15,221
Stockholders’ Equity	(26,720)	288	(2,057)	497	309	(379)	623	(2,979)	(189)	(1,082)	4,738	(26,953)

Total Liabilities and Stockholders’ Equity	$(23,261)	$299	$1,725	$655	$310	$620	$1,663	$603	$750	$3,198	$1,705	$(11,732)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

IV. Accompanying Schedules

Commercial Real Estate – by Product Type (1)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
North America
Whole loans
Senior	$0	$48	$48	$—	$15	$27	$90	$148
B-notes/Mezzanine	—	1	1	—	—	—	1	16
Equity	—	—	—	107	114	23	243	493
Real Estate Owned	—	222	222	144	176	68	610	1,275
Other	86	(14)	73	3	—	(23)	53	65

Subtotal	87	258	344	254	305	95	997	1,997
Europe
Whole loans
B-notes/Mezzanine	—	69	69	—	—	—	69	164
Equity	—	48	48	—	—	13	60	172
Other	14	—	14	—	—	3	17	2

Subtotal	14	116	130	—	—	16	146	338
Asia
Equity	—	—	—	—	—	1	1	4
Other	—	—	—	—	—	0	0	0

Subtotal	—	—	—	—	—	1	1	4

Total Commercial Real Estate	$101	$374	$475	$254	$305	$111	$1,144	$2,339

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 9 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $70 million that are not included in the schedule above.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Commercial Real Estate – By Property Type and Region (1)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$3	$—	$—	$3	$3
Hotel	8	—	—	8	10
Land/Other	80	0	—	80	135

Total Senior Whole Loans by Type	90	0	—	90	148
B-Note/Mezz Whole Loans
Office/Industrial	—	69	—	69	164
Hotel	1	—	—	1	—
Condominium	0	—	—	0	16

Total B-Notes/Mezz Whole Loans by Type	1	69	—	70	179
Equity
Office/Industrial	37	0	—	37	61
Hotel	1	13	1	14	70
Multi-family	40	—	—	40	20
Retail	—	—	0	0	4
Mixed-use	—	48	—	48	66
Condominium	99	—	—	99	238
Land/Other	65	—	0	65	209

Total Equity by Type	243	60	1	305	669
Real Estate Owned
Hotel	204	—	—	204	192
Multi-family	25	—	—	25	29
Land/Other	381	—	—	381	1,054

Total Real Estate Owned by Type	610	—	—	610	1,275
Other	53	17	—	70	68

Total Commercial Real Estate	$997	$146	$1	$1,144	$2,339

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 9 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $70 million that are not included in the schedule above.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Loans (by Maturity Date) and Residential Real Estate (1)

$ in millions
	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)
2015	$—	$—	$0	$25	$25
2016	4	—	11	—	15
2017 and over	14	—	194	—	209

Subtotal Loans	18	—	205	25	248

Residential Real Estate (3)	233	—	11	75	319

Total Loans and Residential Real Estate	$251	$—	$216	$100	$567

	Recovery Value
2015	$—	$—	$0	$23	$23
2016	4	—	11	—	15
2017 and over (4)	8	—	50	—	58

Subtotal Loans	12	—	61	23	95

Equity positions - Loans	38	0	2	1	42
Residential Real Estate	26	—	3	16	45

Total Loans and Residential Real Estate	$75	$0	$66	$39	$181

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.

(3)	Cost information primarily represents: (i) for whole loans, warehouse lines and REO (RV $1.0 million / Cost $11.3 million), the remaining outstanding or unpaid principal balance; and (ii) for mortgage backed securities (“MBS”) (RV $33.4 million / Cost $307.8 million), the initial Class Principal amount. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with zero recovery value, legal claims and mortgage servicing rights is not included.

(4)	Includes approximately $12 million in LCPI related to defaulted securities with past maturity dates.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Private Equity / Principal Investments – by Legal Entity and Product Type

$ in millions	Total (1)	Assets held for the benefit of LCPI (3)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$6	$—	$6
Lehman Commercial Paper Inc.	339	(300)	39

Total Debtors	345	(300)	45

Debtor-Controlled:
LB I Group Inc. (2)	812	300	1,112
Other Debtor-Controlled	828	—	828

Total Debtor-Controlled	1,640	300	1,940

Total	$1,985	$—	$1,985

By Product Type
Private Equity / Diversified Funds	$1,603
Fixed Income	40
Real Estate Funds	314
Other	28

Total	$1,985

Investments at cost (4)	$2,265
Unpaid Principal Balances (5)	$87

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(4)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.

(5)	Represents the remaining outstanding principal balance on corporate loans.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Derivatives Assets and Liabilities (1)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Open	$—	$—	$132	$—	$—	$—	$—	$—	$—	$—	$132
Terminated / Matured	—	—	107	0	—	4	—	—	—	—	111

Total	—	—	239	0	—	4	—	—	—	—	243
Other Derivative Related Assets (2)	—	—	56	—	—	—	—	—	—	42	98

Total Derivatives and Related Assets	$—	$—	$295	$0	$—	$4	$—	$—	$—	$42	$341

# of Counterparty contracts
Open	—	—	78	—	—	—	—	—	—	—	78
Termed / Matured	—	—	280	3	2	5	—	23	2	—	315

Total	—	—	358	3	2	5	—	23	2	—	393

SPV Receivables (3)	$—	$—	$72	$—	$—	$—	$—	$—	$—	$—	$72

Agreed (4)	$(22)	$(2)	$(19,682)	$(1,347)	$(488)	$(385)	$(39)	$(57)	$(77)	$—	$(22,099)
Pending Resolution (5)	—	—	(2,865)	(49)	(9)	(102)	—	—	(2)	—	(3,028)

Total	$(22)	$(2)	$(22,547)	$(1,397)	$(497)	$(487)	$(39)	$(57)	$(79)	$—	$(25,127)

# of Counterparty contracts	4	1	1,713	186	93	139	1	10	40	—	2,187

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.

(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.

(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.

(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of April 30, 2015

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$—	$—	$—	$6	$6
Private Equity / Principal Investments
Private Equity Platform	—	—	—	198	198
Direct Investments	—	—	—	1	1
GP / LP Investments	—	—	—	5	5

Total	—	—	—	203	203

Total	$—	$—	$—	$209	$209

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of April 30, 2015, under real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Significant Restructurings, Settlements, Sales, Wind-down, or Liquidations

January 1, 2015 – April 2, 2015

($ in millions)	Actual Cash Collected	Post-Sixth Distribution Cash Flow Estimates (1)	12/31/2014 Balance Sheets Value (2)	Realized Gain / (Loss) Relative to Post Sixth Distribution Cash Flow Estimate	Realized Gain / (Loss) Relative to 12/31/14 Balance Sheets Value
Loans and Residential Real Estate
Other Loans	$3	$1	$1	$2	$2
Broadhollow 2004/2005A Sub	60	60	60	(0)	(0)
Other Residential Real Estate	16	14	14	2	2

Total Loans and Residential Real Estate	$79	$75	$75	$4	$4

Private Equity / Principal Investments
Firth Rixson	$58	$60	$60	$(2)	$(2)
Formula One	26	26	26	—	—
Other sales	5	5	2	0	3
GP and LP Stakes in PE and Hedge Funds	7	7	6	—	0

Total Private Equity / Principal Investments	$95	$97	$94	$(2)	$1

Derivatives
Other sales	$132	$56	$97	$76	$35

Total Derivatives	$132	$56	$97	$76	$35

Real Estate
Setai Hotel	$76	$75	$73	$1	$3
Other sales	131	127	125	4	7

Total Real Estate	$208	$202	$198	$6	$10

Total Significant Monetizations	$514	$430	$464	$84	$49

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Represents estimated recoveries reflected in the Post Sixth Distribution Cash Flow Estimates for the asset.

(2)	Represents the recorded value reported on the prior period balance sheet (as of December 31, 2014) for the asset.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Costs and Expenses

$ in million	Year to Date April 2, 2015 (3)	2015 Full Year Estimate (3)(4)
Professional Fees (1)	$29	$181
Compensation and Benefits (2)	62	108
Incentive Fees	5	22
Outsourced Services & IT Activities	5	22
Other Operating Disbursements	4	19

Total Costs & Expenses	$106	$352

Notes:

(1)	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.

(2)	Compensation and Benefits include amounts paid in January 2015 to certain employees for bonuses for 2014, as well as amounts paid to Alvarez & Marsal as interim management.

(3)	Expense amounts shown above exclude operating expenses from Aurora Commercial Corp.

(4)	Represents actual results through April 2, 2015 and estimates for the period April 3, 2015 through December 31, 2015.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

V. Post-Seventh Distribution Cash Flow Estimates

Table of Contents

A.	Basis of Presentation	43

B.	Highlights	47

C.	Overview of the Post-D7 Cash Flow Estimates	48

D.	Analysis of the Post-D7 Cash Flow Estimates by Debtor	55

E.	Post-D7 Cash Flow Estimates	66

Quarterly Financial Report as of April 2, 2015 (Unaudited)

A. Basis of Presentation

The information and data included in these cash flow estimates and notes thereto (the “Post-D7 Cash Flow Estimates”) were prepared to update the Post-Sixth Distribution Cash Flow Estimates, filed January 30, 2015 (the “Post-D6 CFE”), and are based on estimated cash flows from assets managed in an orderly wind down and/or sale (and related costs of operations) over the period from April 3, 2015 through December 31, 2018 (the “Estimate Period” or “Post-D7”). As the Company cannot definitively specify a date for the final termination of activities, these Post-D7 Cash Flow Estimates include an estimate for potential residual activities (remaining asset dispositions, disputed claims resolutions, outstanding litigations, and administrative wind-down) that may extend beyond 2018.

All cash flows in the Estimate Period are presented on an undiscounted basis.

The Company may realize cash flows from certain assets in advance of the timing assumed in the Post-D7 Cash Flow Estimates, either opportunistically as in the case of an early sale or strategic transaction, or as a function of factors out of the Company’s control, as in the case of loan refinancings. Such earlier monetization of assets may result in an acceleration of funds available for distributions to creditors, a change in total nominal cash flows estimated during the Estimate Period (e.g., forgone interest or dividends, or simply achieving a different value), and mitigation of the risk of a longer holding period. Alternatively, the Company may realize cash flows from certain assets later than the timing reflected in the Post-D7 Cash Flow Estimates, and possibly at higher or lower values.

Certain classifications utilized in the Post-D7 Cash Flow Estimates differ from prior report classifications; accordingly, amounts may not be comparable. For purposes of comparing the Post-D7 Cash Flow Estimates to the Post-D6 CFE, certain adjustments have been made and are discussed herein.

Key Assumptions

Litigation

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 - Legal Proceedings section in the Notes to the Balance Sheets, the Post-D7 Cash Flow Estimates exclude estimated recoveries unless one of the following conditions is met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the Post-D7 Cash Flow Estimates reflect estimated recoveries at the agreed amounts, or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Post-D7 Cash Flow Estimates reflect estimated recoveries from the value locked in.

The Company expects that the actual amounts of future recoveries related to Affirmative Litigations will be material; however, the final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus highly uncertain.

Although potential litigation receipts are excluded herein, the Post-D7 Cash Flow Estimates do include the estimated costs (i.e. professional legal and advisory fees) of supporting such litigations.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Key Assumptions (continued)

Recoveries from Non-Controlled Affiliates

Estimates of recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges.

Certain receivables from Non-Controlled Affiliates are held in foreign currencies, and as such, estimated recoveries related to these receivables are subject to movements in foreign exchange rates. A portion of these exposures are hedged through the Company’s currency hedging program (see Note 5 - Financial Instruments and Other Inventory Positions in the Notes to the Balance Sheets).

For further discussion of assumptions related to estimated Recoveries from Non-Controlled Affiliates, refer to the Overview of the Post-D7 Cash Flow Estimates section herein.

Hedging

The Post-D7 Cash Flow Estimates include estimates for timing of recovery of amounts posted as of April 2, 2015 as collateral on hedging positions for Derivatives hedging activities ($27 million) and the Company’s foreign currency hedging program ($163 million). These estimates are included in “Derivatives” and “Other,” respectively.

The Post-D7 Cash Flow Estimates do not reflect assumptions for (i) additional hedging activity, (ii) future foreign exchange rate movements, or (iii) the potential associated posting / receipt of variation margin.

Claims and Distributions

The Post-D7 Cash Flow Estimates are presented before deducting estimates of:

(i)	future payments made by Debtors for secured, priority (including tax claims), administrative, general unsecured claims, some of which are disputed,

(ii)	future payments made by Debtor-Controlled Entities on liabilities to Non-Controlled Affiliates and third parties, and

(iii)	future payments made by Debtors for post-petition interest. However, intercompany receipts of post-petition interest are included in Pre-Petition Intercompany Receipts from Controlled Entities.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Key Assumptions (continued)

Intercompany Recoveries Among Controlled Entities

The Post-D7 Cash Flow Estimates include estimated intercompany recoveries between and among Debtors and Debtor-Controlled Entities, including:

(i)	receipts on pre-petition intercompany claims,

(ii)	equity distributions, and

(iii)	receipts and payments related to post-petition activity.

The Post-D7 Cash Flow Estimates reflect the following assumptions in the calculation of intercompany recoveries between and among Debtors and Debtor-Controlled Entities:

•	Cash balances as of April 2, 2015;

•	Allowed Claims as of April 2, 2015, and estimated unresolved third party claims to be allowed;

•	An estimate of the allocation of taxes between and among Controlled Entities in accordance with the Debtor Allocation Agreement as of April 2, 2015; and

•	Estimates for post-petition interest from LBCC, LBFP, and LBDP (refer to Note 12 in the Notes to the Balance Sheets), and equity distributions from Debtors and Debtor-Controlled Entities.

•	Estimates on Subrogated Receivables from Affiliates and Third Parties (as described in Note 6 in the Notes to the Balance Sheets) have been excluded from Intercompany Recoveries.

Aurora Commercial Corp. (“Aurora”) and its subsidiaries are party to various litigation matters, primarily matters asserting claims against it arising out of its mortgage origination and servicing operations. As such, estimated potential recoveries related to LBHI’s investment in Aurora are excluded from the Post-D7 Cash Flow Estimates.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Presentation Differences

Post-D6 CFE

The Post-D7 Cash Flow Estimates differ from the Post-D6 CFE generally as follows:

(i)	as a result of changes to estimates, or

(ii)	as a matter of presentation whereby certain estimates are classified differently from the Post-D6 CFE, but there is no resulting economic effect on the overall recoveries to the applicable legal entity.

To enable comparison to the Post-D7 Cash Flow Estimates, $203 million of Receipts from Non-Controlled Affiliates related to LB UK Financing Ltd. (“UK Financing”) have been excluded on a pro forma basis from the Post-D6 CFE amounts presented herein. Such amounts were related to claims into LBHI owned by UK Financing that were distributed (in kind) to LBHI in April 2015.

Operating Report - Schedule of Cash Receipts and Disbursements

Amounts presented in the Post-D7 Cash Flow Estimates, including actual results in the Prior Period, may differ from the presentation of cash flows in the Company’s Post-Effective Operating Report – Schedule of Cash Receipts and Disbursements (“Cash Operating Report”), primarily as a matter of presentation, whereby certain amounts are classified differently from the presentation herein.

For example, LBHI collects cash on behalf of other Debtors and Debtor-Controlled Entities which do not maintain separate bank accounts. In such cases, the Cash Operating Reports reflect these cash collections at LBHI, whereas the Post-D7 Cash Flow Estimates reflect these cash collections at the entity on whose books the related assets are reported in the Balance Sheets.

Expenses related to incentive fees for the LBHI Board of Directors are recognized in accordance with the schedule of payments provided in the LBHI Director Incentive Compensation Plan (see Docket No. 44924 for further details). The Cash Operating Reports reflect cash deposits into trust related to incentive fees for the LBHI Board of Directors as restricted cash until payments are made to the directors.

Disclosure Statement

The presentation of the Post-D7 Cash Flow Estimates differs from the presentation of the “Cash Flow Estimates Through 2014” as reported in Exhibit 7 to the Disclosure Statement of the Plan (“DS Exhibit 7”). Refer to the 2012+ Cash Flow Estimates filed July 25, 2012 (the “2012+ CFE”) for further discussion of these presentation differences.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

B. Highlights

Estimated Recoveries

Total estimates of aggregate gross recoveries, before operating disbursements and payments in satisfaction of secured, priority, administrative and unsecured claims of Debtors and liabilities of Debtor-Controlled Entities, increased by $2.0 billion to $95.8 billion in the Post-D7 Cash Flow Estimates as compared to $93.8 billion in the Post-D6 CFE. Net of operating disbursements, total estimated net recoveries increased by $1.8 billion to $92.2 billion in the Post-D7 Cash Flow Estimates as compared to $90.4 billion in the Post-D6 CFE. This increase was driven by:

•	The inclusion of the Company’s interest in £650 million related to the Joint Venture among LBHI2 and the Funds to facilitate the resolution of LBIE claims (refer to Note 9 – Due from / to Affiliates in the Balance Sheets for additional information), as well as various increases and decreases in estimated recoveries from other Non-Controlled Affiliates, particularly in Asia and the UK; and

•	Positive execution results and increases in estimated recoveries, particularly in Private Equity / Principal Investments.

*	CFO = Cash From Operations

(1)	Refer to the “Responses to Questions Received From Creditors” posted to www.lehman-docket.com on October 30, 2014, for a reconciliation of these figures.

(2)	Estimates included in DS Exhibit 7, adjusted for certain Presentation Adjustments (refer to the 2012+CFE for further information).

(3)	For ease of comparison, Estimated Future CFO for the Post-D6 CFE has been adjusted to reflect the exclusion of estimated recoveries of $203 million from assigned intercompany claims related to UK Financing (refer to Note 9 in the Notes to the Balance Sheets), as these recoveries are excluded from the Post-D7 Cash Flow Estimates.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

C. Overview of the Post-D7 Cash Flow Estimates

Summary

The Company estimates that Post-D7 Cash From Operations will be $10.7 billion, over 70% of which are anticipated to be collected as recoveries from Non-Controlled Affiliates. The majority of recoveries from remaining asset monetization activities are anticipated to be collected in 2015.

Total Post-D6 Cash From Operations (including Prior Period actual Cash From Operations) increased by $1.8 billion to $15.4 billion as compared to amounts presented in the Post-D6 CFE of $13.6 billion. The increase is described in more detail in the sections to follow.

Summary
			Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post-D6 CFE
									Variance
							TOTAL		Post-D6
			Prior Period	Apr-Dec		Post-D7 Cash	Post-D7 incl.		vs.
($ in millions)			Actuals	2015	2016+	Flow Estimates	Prior Period	Post-D6 CFE	Post-D7
Net Receipts			1,372	2,446	1,472	3,918	5,290	4,537	753
Operating Disbursements	(a	)	(192)	(246)	(676)	(922)	(1,114)	(960)	(155)
Recoveries from Non-Controlled Affiliates	(b	)	3,511			7,680	11,191	9,997	1,195

Total Cash From Operations (CFO)			4,691			10,676	15,367	13,574	1,793

Prior Period: October 3, 2014 - April 2, 2015

(a)	Estimated Operating Disbursements include estimated costs related to (i) Affirmative Litigations, the potential recoveries from which are excluded from estimated Net Receipts, and (ii) Recoveries from Non-Controlled Affiliates, the timing of which are not provided herein.

(b)	For ease of comparison, Estimated Future CFO for the Post-D6 CFE has been adjusted to reflect the exclusion of estimated recoveries of $203 million from assigned intercompany claims related to UK Financing.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Net Receipts

The Company estimates that Post-D7 Net Receipts from Financial Inventory and Other Assets will be $3.9 billion. Total Post-D6 Net Receipts (including Prior Period actual net receipts) increased by $0.8 billion to $5.3 billion as compared to Total Net Receipts presented in the Post-D6 CFE of $4.5 billion. Changes by category are described below.

Net Receipts
	Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post-D6 CFE
							Variance
					TOTAL		Post-D6
($ in millions)	Prior Period	Apr-Dec		Post-D7 Cash	Post-D7 incl.		vs.
	Actuals	2015	2016+	Flow Estimates	Prior Period	Post-D6 CFE	Post-D7
Net Receipts
Commercial Real Estate	310	865	279	1,144	1,453	1,556	(102)
Loans (Corporate & Residential)	94	52	129	181	275	239	36
Private Equity / Principal Investments	540	1,092	893	1,985	2,526	2,130	396
Derivatives	240	293	47	341	581	446	135
Other	187	144	124	268	455	167	289

Sub-Total - Net Receipts	1,372	2,446	1,472	3,918	5,290	4,537	753

Prior Period: October 3, 2014 - April 2, 2015

Commercial Real Estate

The Company estimates that it will collect $1.1 billion in Net Receipts from commercial real estate monetization activity during the Estimate Period.

The estimated recoveries from April 2015 through December 2015 primarily consist of monetization activities related to (i) land developments, (ii) hospitality properties for which property improvement programs have been completed, and (iii) sales of other American and European commercial properties.

Approximately $279 million of recoveries, net of anticipated non-operating disbursements, are estimated to remain post-2015. These post-2015 recoveries include: (i) European assets, (ii) land developments, (iii) condominium properties, (iv) receipts from structured settlements agreed in prior years, and (v) passive investments in which the Company has limited control.

Total Net Receipts decreased by $102 million, primarily due to (i) land developments located in areas where the real estate market conditions have deteriorated, (ii) lower recoveries on European assets due to sluggish real estate markets, and (iii) currency losses on European commercial real estate assets (partially mitigated by foreign currency hedges), partially offset by better than anticipated pricing on actual and pending sales of certain real estate assets which have attracted multiple buyers. Changes in estimates reflect periodic re-underwriting of positions which incorporate exit assumptions in line with recent market trends.

Loans and Residential Real Estate

The Company’s estimated Net Receipts from loans and residential real estate assets include proceeds from the sale of commercial term loans, equity positions and residential mortgage-backed securities.

Total Net Receipts increased by $36 million, primarily driven by mark-to-market increases on certain corporate loan assets.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Net Receipts (continued)

Private Equity / Principal Investments

The Company estimates that it will collect $2.0 billion from private equity / principal investments monetization activity during the Estimate Period. This estimate includes:

•	$1.1 billion of receipts from the management and monetization of direct investments; and

•	$0.9 billion of proceeds from the sales of and distributions related to GP/LP positions.

Estimated collections in 2016+ consist of proceeds from the sale of certain remaining direct assets as well as distributions related to limited partnership interests.

Total Net Receipts increased by $396 million, primarily due to actual and estimated increases in realization amounts on select direct positions including D.E. Shaw, First Data Corporation, Formula One, and Freescale Semiconductor.

Derivatives

Derivatives recoveries, excluding Affirmative Litigations as described in the Basis of Presentation section under Key Assumptions, represent amounts estimated to be collected from matured, terminated and open trades, net of cash and securities collateral.

The Company estimates that it will collect $0.3 billion from Derivatives activity during the Estimate Period.

The Post-D7 Cash Flow Estimates include the return of $27 million of cash collateral posted with third-party brokers as of April 2, 2015 in support of hedging transactions, net of estimated gains or losses.

Total Net Receipts increased by $135 million, primarily driven by settlements on certain Affirmative Litigations previously excluded, including SPVs, and a net increase in other positions as a result of the mediation process.

Other

“Other” in the Post-D7 Cash Flow Estimates primarily includes (i) recoupment of margin of $163 million posted for foreign currency hedging transactions, and (ii) purchased intercompany claims from third parties on which the Company expects to collect future distributions and/or post-petition interest.

Total Net Receipts increased by $289 million, primarily driven by variation margin received in the Prior Period on the Company’s foreign currency hedging program.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Operating Disbursements

The Company estimates that Post-D7 Operating Disbursements will be $0.9 billion. Total Post-D6 Operating Disbursements (including Prior Period actual operating disbursements) increased by $155 million as compared to Total Operating Disbursements presented in the Post-D6 CFE of $1.0 billion.

Operating Disbursements
	Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post- D6 CFE
							Variance
					TOTAL		Post-D6
($ in millions)	Prior Period	Apr-Dec		Post-D7 Cash	Post-D7 incl.		vs.
	Actuals	2015	2016+	Flow Estimates	Prior Period	Post-D6 CFE	Post-D7
Operating Disbursements
Professional Fees	(67)	(152)	(238)	(390)	(456)	(355)	(101)
Compensation & Benefits	(82)	(46)	(206)	(252)	(334)	(315)	(19)
Incentive Fees	(22)	(17)	(151)	(168)	(190)	(154)	(36)
Outsourced Services & IT	(12)	(17)	(37)	(55)	(66)	(68)	1
Other	(9)	(15)	(44)	(58)	(67)	(68)	0

Sub-Total - Operating Disbursements	(192)	(246)	(676)	(922)	(1,114)	(960)	(155)

Prior Period: October 3, 2014 - April 2, 2015

Professional Fees

Professional Fees include fees paid to third party professional services firms, including legal counsel and other consulting and advisory fees supporting litigation activities, claims mitigation activities, bankruptcy and Plan-related activities, audit and financial-related services, and other administrative activities.

Professional Fees increased by $101 million, primarily driven by the inclusion of costs associated with the RMBS Claim Protocol approved by the Bankruptcy Court on December 29, 2014 [Docket No. 47569], as well as increased activities related to the pursuit of recoveries from certain third party mortgage originators (“Downstream Claims”). As the recoveries related to Downstream Claims activities are contingent and subject to litigation, these estimated recoveries are excluded herein.

Compensation and Benefits

Compensation and Benefits include personnel expenses including compensation, incentives, benefits, severance, and payroll taxes for employees of the Company (annual bonus and severance payments are typically paid in the beginning of the following calendar year, thus a significant portion of compensation and benefits expenses generally lags one year for cash reporting), as well as fees and expenses paid to Alvarez & Marsal North America, LLC (“A&M”) for certain staff resources.

Compensation & Benefits increased $19 million, driven by an anticipated increase in the duration of specialized staff required to manage and execute ongoing and pending litigation, claims mitigation, and Downstream Claims activities.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Operating Disbursements (cont’d)

Incentive Fees

Incentive Fees include estimated formula-based incentive fees for the LBHI Board of Directors and third party professional services firms, including A&M and Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”). These Incentive Fees for the LBHI Board of Directors, A&M and HLHZ increased $36 million primarily as a result of formula-based calculations which incorporate revised estimates and timing of recoveries compared to those in the Post-D6 CFE.

Outsourced Services (“OS”), IT, and Other

OS and IT expenses include asset management and infrastructure-related expenses, including but not limited to information technology, communications, outsourced asset management service providers, and market data and analytics. Other Miscellaneous Expenses include administrative expenses, such as insurance premiums, occupancy costs, taxes and filing fees, and employee expense reimbursements.

Wind Down Expenses

The estimates herein assume that costs will continue to be incurred to monetize remaining financial assets, resolve outstanding litigations and disputed claims, and to execute the wind-down of operations. As the inventory of remaining assets is reduced, the Company expects that it will continue to focus on the management and resolution of claims, pursuit of outstanding litigations, and administrative wind-down activities. This continued focus is reflected in these Post-D7 Cash Flow Estimates for Compensation & Benefits and Professional Fees for litigation, claims resolution, and wind-down activities.

The estimates herein reflect the assumption that the preponderance of asset monetization, collections and claim mitigation activities will be completed by the end of 2018. As the Company cannot definitively specify a date for the final termination of activities, these Post-D7 Cash Flow Estimates include an estimate for residual activities that may extend beyond 2018 (final asset dispositions, resolution of remaining disputed claims, pursuit of outstanding litigations, remaining collections from Non-Controlled Affiliates, corporate entity dissolutions, and financial and tax reporting requirements).

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Recoveries from Non-Controlled Affiliates

The Company estimates that Post-D7 Recoveries from Non-Controlled Affiliates will be $7.7 billion. Total Post-D6 Recoveries from Non-Controlled Affiliates (including Prior Period Actuals) increased by $1.2 billion to $11.2 billion.

Recoveries from Non-Controlled Affiliates
	Post-D7 Cash Flow Estimates, incl. Prior Period			Comparative to Post-D6 CFE
					Variance
			TOTAL		Post-D6
	Prior Period	Post-D7 Cash	Post-D7 incl.	Post-D6 CFE	vs.
($ in millions)	Actuals	Flow Estimates	Prior Period	(a)	Post-D7
Recoveries from Non-Controlled Affiliates
LBI	842	295	1,136	1,148	(11)
Europe	1,568	5,191	6,759	5,643	1,116
Asia	1,101	2,194	3,295	3,206	89

Sub-Total - Recoveries from Non-Controlled Affiliates	3,511	7,680	11,191	9,997	1,195

Prior Period: October 3, 2014 - April 2, 2015

(a)	For ease of comparison, Estimated Future CFO for the Post-D6 CFE has been adjusted to reflect the exclusion of estimated recoveries of $203 million from assigned intercompany claims related to UK Financing.

Basis of Presentation

Recoveries from Non-Controlled Affiliates represent estimated recoveries on intercompany claims against affiliates of the Company that were not managed or controlled by a Debtor as of the Effective Date, including all affiliates that are subject to separate proceedings in the U.S. or abroad. (Further information on these intercompany claims against Non-Controlled Affiliates can be found in Note 9 – Due from/to Affiliates in the Notes to the Balance Sheets)

Estimates of recoveries from Non-Controlled Affiliates, with the exception of LBI-related recoveries as discussed below, are based on information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges. Actual recoveries from Non-Controlled Affiliates may vary materially from estimates included herein.

In some cases, the Company’s payments of obligations to Non-Controlled Affiliates are part of the resources used by such Non-Controlled Affiliates to pay their own obligations, including obligations payable to the Company. An example of a Non-Controlled Affiliate with substantial claims into the Company is Lehman Brothers Treasury Co. B.V.

For cases in which the Company has offsetting or partially offsetting payables to and receivables from certain Non-Controlled Affiliates, the Company has pursued and will continue to pursue offsetting arrangements with such Non-Controlled Affiliates to accelerate the distribution of cash to third party creditors. For consistency and comparability of reporting, the Post-D7 Cash Flow Estimates reflect the full estimated recoveries from such Non-Controlled Affiliates prior to any offsetting arrangements.

Certain Non-Controlled Affiliates are in various stages of their respective wind-down processes, including final distributions and entity dissolutions. During the Prior Period, UK Financing assigned its receivable from LBHI to LBHI; consequently, the Post-D7 CFE exclude future recoveries related to this assigned receivable. For ease of comparison, the Post-D6 CFE has been adjusted to exclude the uncollected portion of estimated recoveries from UK Financing. Subsequent to D7, Lehman Brothers Securities N.V. (“LBSN”) completed its wind-down process. Estimated recoveries from LBSN are included herein; future reported cash flow estimates will exclude estimated LBSN recoveries.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Recoveries from Non-Controlled Affiliates (cont’d)

Timing of Estimates

Estimates of recoveries from Non-Controlled Affiliates are subject to substantial timing uncertainties. As such, consistent with prior disclosures, the Company has estimated totals for such recoveries in the Post-D7 Cash Flow Estimates, but does not provide estimated timing of these recoveries.

Estimates by Category

The categorization of actual and estimated recoveries shown above is driven by the geography of the Non-Controlled Affiliate that made or is expected to make direct payments to the Company.

LBI

As of April 2, 2015, the Company had approximately $2.25 billion face amount of general unsecured claims against LBI (“LBI Claims”).

In April 2015, the Company agreed to sell $750 million face amount of LBI Claims for $96 million. These anticipated proceeds are included in the LBI estimates herein. The Company’s remaining $1.5 billion face amount of general unsecured claims against LBI is calculated based on an approximation of recent market value.

Europe

Europe includes estimates for recoveries from:

•	Assigned claims from Bankhaus Creditors related to the Harmonizing Resolution (see Note 9 – Due from/to Affiliates in the Notes to the Balance Sheet for further discussion on the Harmonizing Resolution);

•	LBHI2 in connection with the Joint Venture (see below);

•	Lehman Brothers Finance S.A.;

•	Lehman Brothers Securities NV;

•	Lehman Brothers Treasury Co. B.V.;

•	LBIE;

•	Lehman Brothers (Luxembourg) S.A.;

•	LB UK RE Holdings Limited;

•	And various other UK and European affiliates.

The increase in estimated recoveries of $1.1 billion primarily reflects the revision of estimated recoveries at Debtor-Controlled Entities from LBHI2 to reflect the Company’s interest in £650 million paid by the Funds to LBHI2 in connection with the Joint Venture, as previously disclosed (refer to Footnote 9 and Section V in the Balance Sheets as of December 31, 2014 for further information).

The Company’s estimates of recoveries from LBHI2 do not reflect contingent receivables in excess of the Joint Venture’s initial capitalization, nor do the estimates reflect potential contingent claims against LBHI2. The Company’s ultimate recoveries from the Joint Venture are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, including (i) the priority of surplus payments to subordinated debt versus post-petition interest to unsecured creditors, (ii) the impact of post-petition interest on currency conversion claims, (iii) the interpretation of LBIE’s pre-petition contracts, and (iv) various other legal issues. The final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus highly uncertain.

Asia

Asia includes estimates for recoveries from:

•	Lehman Brothers Asia Holdings Limited;

•	LB Commercial Corp. Asia Limited;

•	LB Investments PTE Ltd.;

•	LB Asia Pacific (Singapore) PTE;

•	Lehman Brothers Japan Inc.;

•	LB Asia Capital Company;

•	And various other Asian affiliates.

The increase in estimated recoveries of $89 million from Non-Controlled Affiliates in Asia is primarily a result of enhanced visibility into the underlying assets of certain Non-Controlled Affiliates in Asia.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

D. Analysis of the Post-D7 Cash Flow Estimates by Debtor

Cash Reconciliation

The table below presents cash activity for the Prior Period, by legal entity. Refer to the Company’s Cash Operating Reports and Balance Sheets for further detail.

Cash Reconciliation
							Debtor-
						Other	Controlled
($ in millions)			LBHI	LCPI	LBSF	Debtors	Entities	Total
Beginning Cash Balance, post-D6 - 10/2/14	(a	)	$5,479	$471	$1,995	$823	$671	$9,439
Total Cash From Operations - 10/3/2014 - 4/2/2015	(b	)	3,251	171	229	227	813	4,691
Less:
Payments to Non-Controlled Affiliates by Debtor-Controlled Entities	(c	)	—	—	—	—	(186)	(186)
Distributions to Third Party & Non-Controlled Affiliate Unsec. Creditors	(d	)	(5,856)	(358)	(426)	(118)	—	(6,757)
Net Intercompany Distributions Received from (Paid to) Controlled Entities	(e	)	758	(601)	(210)	(112)	165	—
Other cash receipts and disbursements			(15)	(58)	0	3	14	(56)
Other Net Intercompany Receipts / (Payments)	(f	)	844	476	7	(214)	(1,112)	—
Ending Cash Balance, post-D7 - 4/2/2015			$4,461	$101	$1,595	$608	$366	$7,131

(a)	Cash Balance. The “Beginning Cash Balance, post-D6” and the “Ending Cash Balance, post-D7” do not include the Aurora cash balances of approximately $198 million and $186 million, respectively.

(b)	Cash From Operations – 10/3/2014 – 4/2/15. Includes cash receipts related to (i) asset monetization activities, interest, and dividends, (ii) recoveries from Non-Controlled Affiliates, and (iii) other miscellaneous receipts, less non-operating disbursements and operating expenses.

(c)	Payments to Non-Controlled Affiliates by Debtor-Controlled Entities. Includes payments from various Debtor-Controlled Entities primarily to (i) Lehman Brothers Asia Holdings of $127 million as payment on intercompany balances and (ii) various Lehman Brothers Japan entities, pursuant to a settlement agreement finalized in January 2015 for $56 million.

(d)	Distributions to Third Party and Non-Controlled Affiliate Unsecured Creditors. Between October 3, 2014 and April 2, 2015, the Debtors distributed approximately $7.0 billion to third party unsecured creditors, including Non-Controlled Affiliates.

(e)	Net Intercompany Distributions Received From (Paid to) Controlled Entities. These amounts include (i) distributions to Debtors and Debtor-Controlled Entities on their allowed claims, and (ii) Plan Adjustments transferred from Participating Subsidiary Debtors (as defined in the Plan) to LBHI.

(f)	Other Net Intercompany Receipts / (Payments). These amounts include (i) partial repayments on intercompany balances and dividends from Debtor-Controlled Entities to Debtors (primarily LBHI and LCPI), (ii) repayment by LBHI to LOTC of a $560 million loan made on October 1, 2014, (iii) payments on post-petition activity, including the reimbursement of allocated costs to LBHI from Debtors and Debtor-Controlled Entities, (iv) remittance of cash collected by certain legal entities on behalf of other legal entities, (v) loans from LOTC of $605 million, LBDP of $100 million and LBCC of $35 million to LBHI, secured by certain LBHI assets, (vi) loans from LBFP to LCPI and LBSF of $50 million and $20 million, respectively, secured by certain LCPI and LBSF assets, and (vii) investments of $24 million of LBSF’s cash reserves in secured notes issued by LBHI.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LBHI

Total Cash From Operations, including Prior Period Actuals, increased by $0.8 billion to $8.6 billion in the Post-D7 Cash Flow Estimates compared to the estimates included in the Post-D6 CFE due to an increase of $0.7 billion in Recoveries from Non-Controlled Affiliates and an increase of $0.3 billion in net receipts, partially offset by an increase of $144 million in operating disbursements.

LBHI
			Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post-D6 CFE
									Variance
						Post-D7	TOTAL		Post-D6
			Prior Period	Apr-Dec		Cash Flow	Post-D7 incl.		vs.
($ in millions)			Actuals	2015	2016+	Estimates	Prior Period	Post-D6 CFE	Post-D7
Net Receipts
Commercial Real Estate			14	51	50	101	115	86	29
Loans (Corporate & Residential)			60	17	59	76	136	130	6
Private Equity / Principal Investments			24	6	0	6	30	30	(1)
Derivatives			—	—	—	—	—	—	—
Other			159	135	117	252	412	139	273

Sub-Total - Net Receipts			257	209	226	435	692	385	307
Professional Fees			(37)	(107)	(159)	(266)	(304)	(201)	(103)
Compensation & Benefits			(41)	(25)	(122)	(147)	(188)	(158)	(30)
Incentive Fees			(16)	(11)	(97)	(108)	(124)	(118)	(6)
Outsourced Services & IT			(4)	(9)	(20)	(29)	(33)	(28)	(5)
Other			(4)	(7)	(24)	(31)	(35)	(35)	0

Sub-Total - Operating Disbursements	(a	)	(102)	(159)	(423)	(581)	(683)	(539)	(144)
Recoveries from Non-Controlled Affiliates	(b	)	3,096			5,500	8,595	7,943	652
Total Cash From Operations (CFO)			3,251			5,353	8,604	7,789	815

Pre-Petition Intercompany Receipts from Controlled Entities	(c	)	1,488			5,394	6,882	5,204	1,678
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			272			(1,611)	(1,340)	(1,312)	(27)
Investments in Affiliates			57			1,495	1,553	866	687
Total CFO + Intercompany Receipts			5,068			10,631	15,699	12,546	3,153

Prior Period: October 3, 2014 - April 2, 2015

(a)	Estimated Operating Disbursements include estimated costs related to (i) Affirmative Litigations, the potential recoveries from which are excluded from estimated Net Receipts, and (ii) Recoveries from Non-Controlled Affiliates, the timing of which are not provided herein.

(b)	For ease of comparison, Estimated Future CFO for the Post-D6 CFE has been adjusted to reflect the exclusion of estimated recoveries of $203 million from assigned intercompany claims related to UK Financing.

(c)	Excludes receipts from claims against LBHI that were assigned to LBHI from entities that were liquidated.

Net Receipts

LBHI collected approximately $0.3 billion in Net Receipts during the Prior Period. Significant Prior Period monetization activity included the following:

•	Loans: Collection of $37 million from the paydown of Broadhollow Funding Subordinated Notes; and

•	Other: (i) Receipt of $319 million of Variation Margin, partially offset by $66 million of incremental collateral posted, related to the Company’s foreign currency hedging program, and (ii) purchased intercompany claims from third parties on which the Company expects to collect future distributions and/or post-petition interest.

Net Receipts increased by $0.3 billion to $0.7 billion in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, due primarily to increases in Other Net Receipts driven by variation margin received on foreign currency hedges. These hedges are primarily related to anticipated Recoveries from Non-Controlled Affiliates, which reflect the offsetting foreign currency movements.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LBHI (continued)

Operating Disbursements

Operating Disbursements increased by $144 million in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, primarily driven by increases in professional fees and compensation and benefits allocated to LBHI related to the management and execution of intensive ongoing litigation activities, including the newly-included costs associated with (i) the RMBS Claim protocol approved by the Bankruptcy Court on December 29, 2014 [Docket no. 47569], and (ii) the pursuit of recoveries from the Downstream Claims, in which LBHI is either the sole or primary participating party.

Recoveries from Non-Controlled Affiliates

LBHI collected approximately $3.1 billion related to receivables from Non-Controlled Affiliates in the Prior Period consisting of (i) $0.8 billion from LBF, (ii) $0.4 billion from the sale of general unsecured claims into LBI, (iii) $0.4 billion from LBAH, (iv) $0.3 billion from LBCCA, (v) $0.2 billion from LBI’s second general unsecured distribution, (vi) $0.2 billion of receipts from UK Financing (vii) $0.3 billion of withheld distributions from LBT, LBS, and UK Financing, and (viii) cash received of $0.5 billion from various other Non-Controlled Affiliates.

Recoveries from Non-Controlled Affiliates increased by $0.7 billion to $8.6 billion in the Post-D7 Cash Flow Estimates, including Prior Period actuals.

The Company estimates that during the Estimate Period LBHI will collect approximately $5.5 billion from Non-Controlled Affiliates, of which the Company estimates that approximately 65% will be collected from LBI, LBAH, Bankhaus, and LBF.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBHI will receive approximately $5.4 billion, including (i) $1.3 billion and $0.6 billion from LCPI and LBSF, respectively, and (ii) $3.4 billion from Debtor-Controlled Entities, primarily Luxembourg Finance SARL, LB 1 Group, LB RE Financing No.1, ARS Holdings II, and LB UK Holdings (Delaware) Inc., which collectively represent more than 83% of the aggregate receipts from Debtor-Controlled Entities.

Pre-Petition intercompany receipts increased by $1.7 billion to $6.9 billion in the Post-D7 Cash Flow Estimates, including Prior Period actuals, due primarily to (i) the revision of estimated recoveries from LBHI2 to reflect the Company’s interest in £650 million paid by the Funds to LBHI2 in connection with the Joint Venture, (ii) an increase in realized recoveries related to the sale of D.E. Shaw, and (iii) an increase in recoveries from LBSF and LCPI.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities, as described in the April 2, 2015 Balance Sheets and adjusted for (i) net receipts related to the allocation of estimated taxes payable in accordance with the Debtor Allocation Agreement, and (ii) various other items.

Prior period actuals include $270 million received from additional borrowings from (i) LBDP of $100 million, (ii) LOTC of $45 million, (iii) LBHK Funding (Cayman) No. 1 Limited of $40 million, (iv) LBSF of $49 million, and (v) LBCC of $35 million. Post-D7 Cash Flow Estimates reflect the return of funds to these respective entities.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LBHI (continued)

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LBHI will receive approximately $1.5 billion, primarily from (i) LOTC of $464 million (previously not reflected in prior CFE), (ii) PAMI Holdings of $309 million, (iii) Lehman Brothers Bancorp of $122 million, (iv) Lehman Brothers UK Holdings (Delaware) Inc. of $246 million, and (v) certain entities holding private equity positions.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LCPI

Total Cash From Operations, including Prior Period Actuals, decreased by $36 million to $0.6 billion in the Post-D7 Cash Flow Estimates compared to the estimates included in the Post-D6 CFE due to an decrease of $19 million in net receipts and an increase of $18 million in operating disbursements.

LCPI
		Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post-D6 CFE
								Variance
					Post-D7	TOTAL		Post-D6
		Prior Period	Apr-Dec		Cash Flow	Post-D7 incl.		vs.
($ in millions)		Actuals	2015	2016+	Estimates	Prior Period	Post-D6 CFE	Post-D7
Net Receipts
Commercial Real Estate		56	284	90	374	430	489	(59)
Loans (Corporate & Residential)		10	11	55	65	75	48	28
Private Equity / Principal Investments		87	37	3	39	126	125	1
Derivatives		—	—	—	—	—	—	—
Other		19	3	1	4	24	11	12

Sub-Total - Net Receipts		172	334	148	482	654	673	(19)
Professional Fees		(5)	(7)	(6)	(13)	(18)	(21)	3
Compensation & Benefits		(10)	(3)	(10)	(13)	(23)	(18)	(6)
Incentive Fees		(3)	(3)	(26)	(29)	(32)	(18)	(14)
Outsourced Services & IT		(2)	(1)	(4)	(5)	(8)	(7)	(0)
Other		(1)	(1)	(1)	(2)	(3)	(1)	(2)

Sub-Total - Operating Disbursements	(a)	(21)	(15)	(47)	(62)	(84)	(65)	(18)
Recoveries from Non-Controlled Affiliates		21			25	45	45	0
Total Cash From Operations (CFO)		171			445	616	653	(36)

Pre-Petition Intercompany Receipts from Controlled Entities	(b)	235			726	961	727	234
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities		80			(4)	77	160	(83)
Investments in Affiliates		188			633	821	799	22
Total CFO + Intercompany Receipts		674			1,800	2,475	2,338	136

Prior Period: October 3, 2014 - April 2, 2015

(a)	Estimated Operating Disbursements include estimated costs related to (i) Affirmative Litigations, the potential recoveries from which are excluded from estimated Net Receipts, and (ii) Recoveries from Non-Controlled Affiliates, the timing of which are not provided herein.

(b)	Excludes claims from certain entities that were liquidated and assigned their claims to LCPI.

Net Receipts

LCPI collected approximately $0.2 billion in Net Receipts during the Prior Period. Significant Prior Period monetization activity included:

•	Commercial Real Estate: $38 million from the sale of a hotel portfolio; and

•	PEPI: $80 million from the realization of the Firth Rixson Investment.

Net Receipts decreased by $19 million to $0.7 billion in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, due primarily to foreign exchange movements on foreign currency-based Real Estate assets.

Operating Disbursements

Operating Disbursements increased by $18 million in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, primarily driven by (i) formula-driven increases in Incentive Fees for the LBHI Board and third party professional services firms, and (ii) increases in Compensation & Benefits, driven by anticipated delays in the sales of certain Commercial Real Estate assets.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LCPI (continued)

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LCPI will receive approximately $0.7 billion, primarily from Lehman ALI Inc.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Estimated net Post-Petition intercompany receipts at LCPI primarily includes receipts from LB 1 Group for financial inventory encumbered to LCPI, partially offset by payments to LCPI Properties Inc. and LBHI related to the allocation of estimated taxes in accordance with the Debtor Allocation Agreement.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LCPI will receive approximately $0.6 billion, primarily from LCPI Properties Inc. and Property Asset Management Inc.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LBSF

Total Cash From Operations, including Prior Period Actuals, increased by $0.1 billion to $0.4 billion in the Post-D7 Cash Flow Estimates compared to the estimates included in the Post-D6 CFE due to an increase of $133 million in net receipts and an decrease of $26 million in operating disbursements, partially offset by an decrease of $39 million in Recoveries from Non-Controlled Affiliates.

LBSF
			Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post-D6 CFE
									Variance
						Post-D7	TOTAL		Post-D6
			Prior Period	Apr-Dec		Cash Flow	Post-D7 incl.		vs.
($ in millions)			Actuals	2015	2016+	Estimates	Prior Period	Post-D6 CFE	Post-D7
Net Receipts
Commercial Real Estate			—	—	—	—	—	—	—
Loans (Corporate & Residential)			—	0	—	0	0	0	0
Private Equity / Principal Investments			—	—	—	—	—	—	—
Derivatives			222	262	31	294	515	382	133
Other			3	3	4	7	10	10	0

Sub-Total - Net Receipts			224	266	36	301	526	392	133
Professional Fees			(15)	(28)	(62)	(90)	(105)	(110)	5
Compensation & Benefits			(13)	(7)	(45)	(51)	(65)	(84)	19
Incentive Fees			(2)	(2)	(19)	(21)	(23)	(14)	(9)
Outsourced Services & IT			(2)	(5)	(9)	(14)	(16)	(23)	7
Other			(1)	(2)	(11)	(13)	(14)	(17)	3

Sub-Total - Operating Disbursements	(a	)	(33)	(43)	(145)	(189)	(222)	(248)	26
Recoveries from Non-Controlled Affiliates			39			88	126	166	(39)
Total Cash From Operations (CFO)			229			201	430	310	120

Pre-Petition Intercompany Receipts from Controlled Entities			49			136	185	128	57
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			(26)			578	552	578	(26)
Investments in Affiliates			—			1	1	—	1
Total CFO + Intercompany Receipts			252			916	1,168	1,016	151

Prior Period: October 3, 2014 - April 2, 2015

(a)	Estimated Operating Disbursements include estimated costs related to (i) Affirmative Litigations, the potential recoveries from which are excluded from estimated Net Receipts, and (ii) Recoveries from Non-Controlled Affiliates, the timing of which are not provided herein.

Net Receipts

LBSF collected approximately $0.2 billion in Net Receipts during the Prior Period. Prior Period monetization activity primarily included collections from settlements with various Derivatives counterparties, predominantly related to various SPV matters.

Net Receipts increased by $133 million to $0.5 billion in the Post-D7 Cash Flow Estimates, including Prior Period Actuals. The increase of $133 million in Derivatives is primarily driven by settlements on certain Affirmative Litigations previously excluded, including SPVs, and a net increase in other positions as a result of the mediation process.

Operating Disbursements

Operating Disbursements decreased by $26 million in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, driven by the realignment of certain specialized resources toward the management of ongoing claims resolution and litigation activities, in which LBSF and other entities are significant participating parties.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

LBSF (continued)

Recoveries from Non-Controlled Affiliates

LBSF collected $39 million during the Prior Period and the Company estimates that LBSF will collect an additional $88 million during the Estimate Period, primarily related to LBT.

Recoveries from Non-Controlled Affiliates decreased by $39 million to $126 million related to recoveries from LBT.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC and LBFP. The Company estimates that LBSF will receive approximately $0.1 billion, primarily from Debtors and Luxembourg Finance SARL.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Other Debtors

Other Debtors
($ in millions)
Post-D7 Cash Flow Estimate:	LOTC	LBCC	LBCS	Lux Resi	LBFP	Merit LLC	LBDP	Other Debtors	Total Other Debtors
Net Receipts	1	4	0	—	0	42	0	0	48
Operating Disbursements	(4)	(7)	(13)	—	(2)	(3)	(2)	(6)	(37)
Recoveries from Non-Controlled Affiliates	2	87	74	—	0	20	0	1	183

Total Cash From Operations (CFO)	(1)	84	61	—	(2)	59	(2)	(5)	194
Pre-Petition Intercompany Receipts from Controlled Entities	—	1	14	0	(0)	2	0	116	133
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	642	186	25	(0)	95	(3)	123	25	1,093
Investments in Affiliates	—	—	—	—	—	—	—	—	—

Total Post-D7 CFO + Intercompany Receipts	641	271	99	(0)	93	57	122	136	1,420
Prior Period Actuals	(9)	71	115	—	(66)	(0)	(101)	16	25
Total Post-D7, incl. Prior Period	632	341	214	(0)	27	57	21	152	1,444

Total Post-D6 CFE	638	342	227	2	28	50	23	132	1,442
Variance	(6)	(1)	(13)	(2)	(2)	7	(3)	21	2

Prior Period: October 3, 2014 - April 2, 2015

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition Intercompany Receipts from/Payables to Controlled Entities primarily include the repayments of the following loans:

•	$605 million, $160 million, and $100 million from LOTC, LBCC and LBDP, respectively, to LBHI; and

•	$50 million and $20 million from LBFP to LCPI and LBSF, respectively.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Debtor-Controlled Entities

Debtor-Controlled Entities
	Post-D7 Cash Flow Estimates, incl. Prior Period					Comparative to Post-D6 CFE
($ in millions)	Prior Period Actuals	Apr-Dec 2015	2016+	Post-D7 Cash Flow Estimates	TOTAL Post-D7 incl. Prior Period	Post-D6 CFE	Variance Post-D6 vs. Post-D7
Net Receipts
Commercial Real Estate	240	530	139	669	909	981	(72)
Loans (Corporate & Residential)	24	24	15	39	63	61	2
Private Equity / Principal Investments	430	1,050	890	1,940	2,370	1,975	396
Derivatives	—	1	—	1	1	8	(6)
Other	6	2	0	2	8	3	4

Sub-Total - Net Receipts	699	1,607	1,045	2,652	3,351	3,028	324
Professional Fees	(5)	(4)	(5)	(9)	(14)	(17)	2
Compensation & Benefits	(10)	(7)	(24)	(31)	(41)	(44)	4
Incentive Fees	—	—	—	—	—	—	—
Outsourced Services & IT	(2)	(1)	(3)	(4)	(7)	(8)	1
Other	(1)	(3)	(6)	(9)	(10)	(13)	3

Sub-Total - Operating Disbursements (a)	(19)	(15)	(38)	(53)	(72)	(81)	10
Recoveries from Non-Controlled Affiliates	132			1,885	2,017	1,433	584
Total Cash From Operations (CFO)	813			4,483	5,296	4,379	918

Pre-Petition Intercompany Receipts from Controlled Entities	163			668	831	780	52
Net Post-Petition Intercompany Receipts from / (Payables to) Debtors	(58)			(56)	(114)	(307)	193
Investments in Affiliates (Debtors only)	—			445	445	392	53
Total CFO + Intercompany Receipts	918			5,541	6,459	5,244	1,215

Prior Period: October 3, 2014 - April 2, 2015

(a)	Estimated Operating Disbursements include estimated costs related to (i) Affirmative Litigations, the potential recoveries from which are excluded from estimated Net Receipts, and (ii) Recoveries from Non-Controlled Affiliates, the timing of which are not provided herein.

Net Receipts

Debtor-Controlled Entities collected approximately $0.7 billion in Net Receipts during the Prior Period. Significant Prior period monetization activity included:

•	Private Equity / Principal Investments: $128 million from the realization of the Firth Rixson Investment and $114 million from the sale of the Castex Energy 2005 L.P. investment.

•	Commercial Real Estate: $76 million related to the sale of the Setai Hotel and $43 million related to the sale of land in California.

Net Receipts increased by $0.3 billion to $3.4 billion in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, primarily due to the increased estimated receipts related to certain assets in the Private Equity / Principal Investments portfolio.

Operating Disbursements

Operating Disbursements decreased by $10 million in the Post-D7 Cash Flow Estimates, including Prior Period Actuals.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Debtor-Controlled Entities (continued)

Recoveries from Non-Controlled Affiliates

Debtor-Controlled Entities collected approximately $0.1 billion from Non-Controlled Affiliates in the Prior Period, including (i) $70 million from LBI, and (ii) $35 million from LBAH.

Recoveries to Debtor-Controlled Entities from Non-Controlled Affiliates increased by $0.6 billion to $2.0 billion in the Post-D7 Cash Flow Estimates, including Prior Period Actuals, primarily driven by increases in estimates related to UK affiliates as a result of enhanced visibility into the underlying assets and foreign exchange movements.

The Company estimates that Debtor-Controlled Entities will collect during the Estimate Period approximately $1.9 billion, of which approximately 84% is estimated to be collected from various UK Affiliates.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan). The Company estimates that Debtor-Controlled Entities will receive approximately $0.7 billion, primarily driven by LB Re Financing No. 2 Limited and Lehman Ali’s allowed affiliate claims against LBHI.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts include the net settlement of Post-Petition intercompany receivables and payables between Debtors and Debtor-Controlled Entities adjusted for net receipts related to the allocation of taxes in accordance with the Debtor Allocation Agreement and other items.

The Company estimates that Debtor-Controlled Entities will make net payments to Debtors of approximately $211 million during the Estimate Period, primarily to LCPI and will collect receipts of $155 million during the Estimate period, primarily from LBHI.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed its liabilities.

The Company estimates that Debtor-Controlled Entities will recover approximately $0.4 billion through Investments in Affiliates, primarily driven by LBDP and LBFP.

Quarterly Financial Report as of April 2, 2015 (Unaudited)

E. Post-D7 Cash Flow Estimates

Grand Total

Cash Flow Estimates

($ in millions)

				Other	Debtor-	Total
	LBHI	LCPI	LBSF	Debtors	Controlled	Estimates
Net Receipts
Commercial Real Estate	101	374	—	0	669	1,144
Loans (Corporate & Residential)	76	65	0	—	39	181
Private Equity / Principal Investments	6	39	—	—	1,940	1,985
Derivatives	—	—	294	46	1	341
Other	252	4	7	2	2	268

Net Receipts, Total	435	482	301	48	2,652	3,918
Operating Disbursements
Professional Fees	(266)	(13)	(90)	(11)	(9)	(390)
Compensation & Benefits	(147)	(13)	(51)	(10)	(31)	(252)
Incentive Fees	(108)	(29)	(21)	(11)	—	(168)
Outsourced Services & IT	(29)	(5)	(14)	(2)	(4)	(55)
Other	(31)	(2)	(13)	(4)	(9)	(58)

Operating Disbursements, Total	(581)	(62)	(189)	(37)	(53)	(922)
Recoveries from Non-Controlled Affiliates	5,500	25	88	183	1,885	7,680
Total Cash From Operations	5,353	445	201	194	4,483	10,676

Pre-Petition Intercompany Receipts from Controlled Entities	5,394	726	136	133	668
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(1,611)	(4)	578	1,093	(56)
Investments in Affiliates	1,495	633	1	—	445
Total Cash From Operations + Intercompany Receipts	10,631	1,800	916	1,420	5,541

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Lehman Brothers Holdings Inc. (“LBHI”)

Cash Flow Estimates

($ in millions)

	Apr-Dec 2015	Beyond 2015	Total Estimates
Net Receipts
Commercial Real Estate	51	50	101
Loans (Corporate & Residential)	17	59	76
Private Equity / Principal Investments	6	0	6
Derivatives	—	—	—
Other	135	117	252

Net Receipts, Total	209	226	435
Operating Disbursements
Professional Fees	(107)	(159)	(266)
Compensation & Benefits	(25)	(122)	(147)
Incentive Fees	(11)	(97)	(108)
Outsourced Services & IT	(9)	(20)	(29)
Other	(7)	(24)	(31)

Operating Disbursements, Total	(159)	(423)	(581)
Recoveries from Non-Controlled Affiliates			5,500
Total Cash From Operations			5,353

Pre-Petition Intercompany Receipts from Controlled Entities			5,394
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			(1,611)
Investments in Affiliates			1,495
Total Cash From Operations + Intercompany Receipts			10,631

Lehman Commercial Paper Inc. (“LCPI”)

Cash Flow Estimates

($ in millions)

	Apr-Dec 2015	Beyond 2015	Total Estimates
Net Receipts
Commercial Real Estate	284	90	374
Loans (Corporate & Residential)	11	55	65
Private Equity / Principal Investments	37	3	39
Derivatives	—	—	—
Other	3	1	4

Net Receipts, Total	334	148	482
Operating Disbursements
Professional Fees	(7)	(6)	(13)
Compensation & Benefits	(3)	(10)	(13)
Incentive Fees	(3)	(26)	(29)
Outsourced Services & IT	(1)	(4)	(5)
Other	(1)	(1)	(2)

Operating Disbursements, Total	(15)	(47)	(62)
Recoveries from Non-Controlled Affiliates			25
Total Cash From Operations			445

Pre-Petition Intercompany Receipts from Controlled Entities			726
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			(4)
Investments in Affiliates			633
Total Cash From Operations + Intercompany Receipts			1,800

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Lehman Brothers Special Financing Inc. (“LBSF”)

Cash Flow Estimates

($ in millions)

	Apr-Dec 2015	Beyond 2015	Total Estimates
Net Receipts
Commercial Real Estate	—	—	—
Loans (Corporate & Residential)	0	—	0
Private Equity / Principal Investments	—	—	—
Derivatives	262	31	294
Other	3	4	7

Net Receipts, Total	266	36	301
Operating Disbursements
Professional Fees	(28)	(62)	(90)
Compensation & Benefits	(7)	(45)	(51)
Incentive Fees	(2)	(19)	(21)
Outsourced Services & IT	(5)	(9)	(14)
Other	(2)	(11)	(13)

Operating Disbursements, Total	(43)	(145)	(189)
Recoveries from Non-Controlled Affiliates			88
Total Cash From Operations			201

Pre-Petition Intercompany Receipts from Controlled Entities			136
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			578
Investments in Affiliates			1
Total Cash From Operations + Intercompany Receipts			916

Other Debtors (excluding LBHI, LCPI, and LBSF)

Cash Flow Estimates

($ in millions)

	Apr-Dec 2015	Beyond 2015	Total Estimates
Net Receipts
Commercial Real Estate	0	—	0
Loans (Corporate & Residential)	—	—	—
Private Equity / Principal Investments	—	—	—
Derivatives	30	16	46
Other	1	1	2

Net Receipts, Total	31	17	48
Operating Disbursements
Professional Fees	(6)	(6)	(11)
Compensation & Benefits	(4)	(5)	(10)
Incentive Fees	(1)	(10)	(11)
Outsourced Services & IT	(1)	(1)	(2)
Other	(2)	(1)	(4)

Operating Disbursements, Total	(14)	(23)	(37)
Recoveries from Non-Controlled Affiliates			183
Total Cash From Operations			194

Pre-Petition Intercompany Receipts from Controlled Entities			133
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			1,093
Investments in Affiliates			—
Total Cash From Operations + Intercompany Receipts			1,420

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Total Debtor-Controlled Entities

Cash Flow Estimates

($ in millions)

	Apr-Dec 2015	Beyond 2015	Total Estimates
Net Receipts
Commercial Real Estate	530	139	669
Loans (Corporate & Residential)	24	15	39
Private Equity / Principal Investments	1,050	890	1,940
Derivatives	1	—	1
Other	2	0	2

Net Receipts, Total	1,607	1,045	2,652
Operating Disbursements
Professional Fees	(4)	(5)	(9)
Compensation & Benefits	(7)	(24)	(31)
Incentive Fees	—	—	—
Outsourced Services & IT	(1)	(3)	(4)
Other	(3)	(6)	(9)

Operating Disbursements, Total	(15)	(38)	(53)
Recoveries from Non-Controlled Affiliates			1,885
Total Cash From Operations			4,483

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities			(56)
Post-Petition Interest			—
Investments in Affiliates			445
Total Cash From Operations + Intercompany Receipts			5,541

Quarterly Financial Report as of April 2, 2015 (Unaudited)

VI. Responses to Questions Submitted

The information included herein is derived from publicly filed documents and sources available to the Company.

The readers should refer to the respective documents referenced herein. Capitalized terms used but not specifically defined herein shall have the meaning ascribed to them in the Plan and/or the referenced document(s). The reader should read this report and the documents referenced herein with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material way.

Distributions

1.	QUESTION: Certain holders of Allowed Guarantee Claims (Claims in LBHI Class 5 and LBHI Class 9A) have been satisfied in full from a combination of Distributions from LBHI and consideration from Other Debtors (e.g. LOTC, LBCC) and Non-Controlled Affiliates. The Plan reserves LBHI the right to recover by “subrogation, disgorgement, or otherwise” amounts paid by LBHI that exceed the amount required to satisfy the Claims in full.

If and when LBHI recovers amounts that exceed the amount required to satisfy the Claims in full, will LBHI recover (or true up against future distributions) amounts that LBHI Class 3 and LBHI Class 7 received as Plan Adjustment from corresponding satisfied Claims in LBHI Class 5 and LBHI Class 9A.

Response: In accordance with Sections 8.13 and 8.14 of the Plan, to the extent an Allowed Guarantee Claim is deemed satisfied in full, LBHI shall be entitled to receive future Distributions or consideration on account of the corresponding Primary Claim as a subrogee. In accordance with section 8.13(f) of the Plan, such recovered amounts are to be treated as Available Cash of LBHI and distributed accordingly.

In accordance with the above, LBHI, as guarantor, is not entitled to recover (or true up against future distributions) amounts paid with respect to Claims in either LBHI Class 3 or LBHI Class 7 as Plan Adjustment when Distributions to the satisfied Guarantee Claims were initially made. For example, for primary claims at LOTC Class 4 and LBCC Class 4 that have been satisfied in full, LBHI has recovered amounts equal to the Distributions made by LBHI on account of the Guarantee Claims which do not include Distributions contributed to Plan Adjustments.

2.	QUESTION: In the “D7 Activity Bridge” schedule included in the March 2015 Cash Operating report, please clarify if the $11,068.1 million of LBHI Class 4B allowed claims eligible for distribution at D7 include the $1.008 billion LBIE guarantee claim.

Response: Yes, the allowed claims amount eligible for distribution at D7 include the $1.008 billion LBIE guarantee claim.

Post Sixth Distribution Cash Flow Estimates

3.	QUESTION: Does “Total Cash From Operations + Intercompany Receipts” as shown in the Debtor Analysis section reflect the reallocation of value to LBHI through the Plan Adjustment mechanism as defined in the POR?

Response: Distributions through the Plan Adjustments mechanism from Participating Debtors are not reflected in the “Total Cash From Operations + Intercompany Receipts” balances at LBHI. LBHI does not record the receivable for the Plan Adjustments, which are calculated at each distribution, and therefore, the cash activity from the Participating Debtors to LBHI Class 3 and Class 7 creditors are not included in the “Total Cash From Operations + Intercompany Receipts.”

Quarterly Financial Report as of April 2, 2015 (Unaudited)

Notice Regarding Seventh Distribution

4.	QUESTION: Why is there a difference at LBSF between the aggregate January-March 2015 Derivatives cash inflows as shown in the monthly Cash Operating Reports versus the amount showed in “Subsequent Collections” in the Exhibit C of the 7th Distribution Notice?

Response: The “Subsequent Collections” amount in Exhibit C only reflects cash collections up to the asset’s recovery value included in the Financial Inventory as of December 31, 2014 while the monthly Cash Operating Reports reflect the actual cash collected on the asset during the period, January through March 2015.

Monthly Cash Operating Reports

5.	QUESTION: In the October 2014 Cash Operating Report, please clarify the source and nature of the $190 million receipt at LCPI under the heading “Intercompany Receipts.”

Response: The $190 million cash receipt at LCPI mainly related to repayments on intercompany balances by Debtor-Controlled Entities, primarily Lehman ALI, Inc. of $130 million, in advance of the sixth Plan distribution.